Exhibit 99.11

OFFICE OF THE COMPTROLLER GENERAL

PUBLIC ACCOUNTS

2016/17

BRITISH
COLUMBIA

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2017

National Library of Canada Cataloguing in Publication
Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended… – 2000/2001–

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and

expenditures–Periodicals. 2. Revenue–British

Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74                    352.4’09711’05               C2001–960204–9

August 22, 2017

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2017.

CAROLE JAMES

Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Carole James

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2017.

Respectfully submitted,

CARL FISCHER

Acting Comptroller General

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year ending March 31, 2017.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based on Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

In September 1999 the final report of the Budget Process Review Panel established clear principles for financial reporting based on user needs and led to the introduction of the Budget Transparency and Accountability Act which forms the basis of British Columbia’s legislated reporting framework. British Columbia is at the forefront of financial accountability by providing all financial reporting on a full accrual basis with direct comparability between budget and actual results. Conflicts can arise between the legislated requirement for comparable and consistent financial reporting and the national and international standards that guide accounting or the interpretation of those standards. Our obligation is to ensure financial reporting meets the accountability requirements of the public and stakeholders, within the framework established in legislation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

The audit opinion on this year’s Public Accounts is once again qualified and includes three points of reservation.

•                  A reservation on the deferral of revenue is again included, as it has been since the Public Accounts of 2011/12. While there continues to be different application among provinces in Canada, other auditors general have responded to the national debate and no longer qualify on this basis. British Columbia is currently the only jurisdiction that still receives a qualification on deferral of revenue.

•                  A reservation is included this year on the treatment of the Transportation Investment Corporation as a self–supported business enterprise. This application of accounting policy was last considered a point of reservation in the Public Accounts of 2012/13, and has not resulted in qualification since.

•                  A reservation is also included this year on the use of rate regulated accounting by BC Hydro, an application of accounting policy endorsed in Public Sector Accounting Standards in 2005/06, which has not previously resulted in audit reservation.

While we endeavor to identify and address proposed changes proactively they are sometimes introduced at a time when there is no practicable way to assess the implications and consider the necessary amendments to policy or legislation that may be required to implement recommended changes. Therefore, I have chosen to maintain our current position to ensure the long term comparability of financial information from year to year. We will continue to work with standard setters, other jurisdictions, the accounting community, and the Office of the Auditor General towards a resolution of the reservations identified in the audit opinion.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and her staff for their cooperation and support in preparing the March 31, 2017 Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Carl.Fischer@gov.bc.ca; by telephone at 250–387–6692, or by fax at 250–356–2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

CARL FISCHER

Acting Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Contents

Overview (Unaudited)

Public Accounts Content	9

Legislative Compliance and Accounting Policy Report	10

Financial Statement Discussion and Analysis Report	11

Highlights	11

Discussion and Analysis	13

Economic Highlights	28

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	31

Report of the Auditor General of British Columbia	32

Consolidated Statement of Financial Position	36

Consolidated Statement of Operations	37

Consolidated Statement of Change in Net Liabilities	38

Consolidated Statement of Cash Flow	39

Notes to Consolidated Summary Financial Statements	41

Reporting Entity	79

Consolidated Statement of Financial Position by Sector	82

Consoilidated Statement of Operations by Sector	86

Statement of Financial Position for Self–supported Crown Corporations and Agencies	91

Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	92

Consolidated Statemnet of Tangible Capital Assets	94

Consolidated Statement of Guaranteed Debt	95

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	97

SUCH Statement of Financial Position	100

SUCH Statement of Operations	102

Consolidated Staff Utlization	103

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	105

Statement of Operations	106

General Fund Statement of Financial Position	107

General Fund Statement of Operations	108

BC Prosperity Fund Statement of Financial Position	109

BC Prosperity Fund Statement of Operations	109

Statement of Cash Flow	110

Schedule of Net Revenue by Source	112

Schedule of Comparison of Estimated Expenses to Actual Expenses	114

Schedulel of Financing Transaction Disbursements	116

Schedule of Write–offs, Extinguishments and Remissions	117

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	119

Provincial Debt (Unaudited)	120

Change in Provincial Debt (Unaudited)	122

Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	122

Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	123

Change in Provincial Debt, Comparison to Budget (Unaudited)	123

Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	124

Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	125

Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	126

Summary of Provincial Debt	128

Key Indicators of Provincial Debt	130

Summary of Performance Measures	131

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Contents — Continued

Definitions (Unaudited)	132

Acronyms (Unaudited)	135

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the General Fund Statement of Financial Position, the General Fund Statement of Operations, the BC Prosperity Fund Statement of Financial Position, the BC Prosperity Fund Statement of Operations, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules—this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of APAC changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 123, 129, 132 and 133 of the Budget and Fiscal Plan 2016/17—2018/19.

Budget and Actual Results 2016/17

	In Millions				Variance
		2016/17			2016/17	2016/17
	2016/17	Updated	2016/17	2015/16	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2015/16
	$	$	$	$	$	$
Revenue	48,066	50,890	51,459	47,602	3,393	3,857
Expense	(47,452)	(49,082)	(48,722)	(46,791)	(1,270)	(1,931)
Surplus (deficit) before forecast allowance	614	1,808	2,737	811	2,123	1,926
Forecast allowance	(350)	(350)			350

Surplus (deficit) for the year	264	1,458	2,737	811	2,473	1,926

Capital spending:
Taxpayer—supported capital spending	4,251	4,123	3,659	3,459	(592)	200
Self—supported capital spending	3,108	2,855	2,709	2,542	(399)	167
Total capital spending	7,359	6,978	6,368	6,001	(991)	367

Provincial debt:
Taxpayer—supported	43,227	42,027	41,506	42,727	(1,721)	(1,221)
Self—supported	24,113	24,289	24,377	22,565	264	1,812
Total provincial debt	67,340	66,316	65,883	65,292	(1,457)	591

Taxpayer—supported debt to GDP ratio	17.0%	16.1%	15.9%	17.4%	(1.1)	(1.5)

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $2,737 million, which was $2,473 million higher than the surplus forecast in the Budget and Fiscal Plan 2016/17—2018/19. The 2016/17 surplus of $2,737 million was $1,926 million greater than the surplus of $811 million in fiscal year 2015/16.

Revenue increased by $3,857 million over fiscal year 2015/16 mainly due to taxation revenue, which increased $2,767 million over the prior year, $2,789 million more than budget.

Expense increased by $1,931 million over fiscal year 2015/16 mainly in the health and education sectors and in the other sector. Spending was $1,270 million more than budget. These increases include spending on housing priorities and cost shared infrastructure programs.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer—supported infrastructure spending on hospitals, schools, post—secondary facilities, transit, and roads totalled $3,659 million in 2016/17, $592 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self—supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $2,709 million in 2016/17. Self—supported capital spending was $399 million lower than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer—supported provincial debt decreased by $1,221 million in 2016/17 while self—supported provincial debt increased by $1,812 million. The increase in total provincial debt of $591 million was $1,457 million less than the budgeted increase in total debt of $2,048 million because increased taxation revenue resulted in reduced borrowing requirements. The key measure of taxpayer—supported debt to GDP ended the year at 15.9%, considerably lower than the 17.0% forecasted in the budget.

Provincial government direct operating debt decreased by $3,390 million compared to 2015/16.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, fees and licenses, other miscellaneous sources, net earnings of self—supported Crown corporations, natural resources, and investment income.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	21,050	20,930	23,056	24,326	27,093
Contributions from federal government	7,047	7,514	7,279	7,647	8,167
Fees and licences	4,907	5,210	5,425	5,836	6,213
Miscellaneous	2,615	3,202	2,860	3,298	3,508
Net earnings of self—supported Crown corporations	2,776	2,701	3,371	2,710	2,525
Natural resources	2,473	2,955	2,937	2,571	2,711
Investment income	1,189	1,205	1,175	1,214	1,242
Total revenue	42,057	43,717	46,103	47,602	51,459

Provincial revenues increased by $3,857 million in 2016/17. The improvement in provincial revenue was primarily due to increases in taxation revenue of $2,767 million. Contributions from the federal government increased $520 million and fees and licences revenue increased by $377 million. Increases in these significant sources of revenue were offset by a decrease in the net earnings of self—supported Crown corporations, which were $185 million lower than in 2015/16. All other sources of revenue were $378 million higher than in 2015/16.

In 2016/17, tax revenue increased by $2,767 million (11.4%). Personal income tax revenue increased by $1,324 million (15.8%) reflecting normal annual growth in the tax base and a significant adjustment to the estimate made in the prior year. Corporate income tax revenue increased by $216 million (7.8%) due to a higher settlement payment for the prior year and increased federal government instalments. Provincial sales tax increased by $556 million (9.2%) reflecting higher consumer expenditures and retail sales. Property transfer tax revenue increased by $493 million (32.2%) due to stronger housing sales, increased property values and the introduction of a 15% additional tax on property purchases by foreigners. All other tax revenues increased by $178 million.

The net earnings of self—supported Crown corporations were $185 million lower than 2015/16. ICBC earnings were lower by $319 million offset by increased earnings of the other self—supported Crown corporations of $134 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Contributions from the federal government were $520 million higher than contributions received in 2015/16. This increase was mainly the result of improvements in the BC population share of Canada Health and Social Transfers.

Natural resources revenue increased by $140 million (5.4%) in 2016/17. Petroleum, natural gas and mineral royalties increased $57 million (5.0%) due to stronger coal prices. Forest revenues increased by $48 million (5.5%) due to increased Crown harvest volumes. Other sources of natural resources revenue increased by $35 million (6.1%).

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self—supported Crown corporations and user fees and licences (own—source revenue is all revenue except for federal transfers).

Own—source revenue to GDP has increased slightly in 2016/17 ending the year at 16.5%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2012/13, the relative share of total revenue has increased with GDP. Fees and licences revenue and taxation revenue have continued to exceed the growth in GDP. Natural resource revenues increased in 2016/17 to 9.6% and federal government contributions increased to 15.9%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues increased by $57 million from 2015/16. These categories of natural resource revenue account for 43.8% of natural resource revenue compared to 44.0% in 2015/16.

Forestry revenue increased by $48 million in 2016/17. The proportion of natural resource revenue derived from forestry was 33.7% in 2016/17.

Water and other resource revenues increased by $35 million in the year. They comprise 22.5% of provincial natural resource revenue.

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $520 million in 2016/17, roughly in line with the growth in total revenue resulting in a flat ratio. This increase was mainly the result of the annual adjustment to the province’s share of Canada Health and Social Transfers.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, natural resources and economic development, transportation, other, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating expenses.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	17,502	17,862	18,370	19,203	19,689
Education	11,528	11,827	11,827	12,212	12,468
Social services	3,990	3,805	3,847	4,106	4,243
Interest	2,390	2,482	2,498	2,786	2,587
Natural resources and economic development	2,092	1,755	2,191	2,477	2,504
Transportation	1,555	1,580	1,608	1,670	1,784
Other	1,346	1,184	1,288	1,264	2,260
Protection of persons and property	1,539	1,520	1,451	1,572	1,655
General government	1,262	1,386	1,359	1,501	1,532
Total expense	43,204	43,401	44,439	46,791	48,722

Government program spending increased by $1,931 million in 2016/17.

The province increased spending on the health sector by $486 million (2.5%), the education sector by $256 million (2.1%), the social services sector by $137 million (3.3%), and the other sector by $996 million (78.8%). Interest costs decreased by $199 million (7.1%) and spending in all of the remaining sectors increased by $255 million over 2015/16.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

In 2016/17, provincial operating expenses were $48,722 million, a $1,931 million (4.1%) increase from 2015/16. Program spending has increased by $5,518 million (12.8%) since 2012/13. This is compared to a 17.6% increase in GDP over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 19.1% to 18.6% in 2016/17, indicating that government spending decreased slightly as a proportion of economic growth as represented by GDP.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2015/16 to 2016/17

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2015/16 Surplus	47,602	46,791	811
Increase in taxation revenue	2,767		2,767
Increase in contributions from the federal government	520		520
Increase in fees and licences revenue	377		377
Decrease in earnings of self—supported Crown corporations	(185)		(185)
Increase in other revenues	378		378
Increase in other sector spending		996	(996)
Increase in health spending		486	(486)
Increase in educational spending		256	(256)
Increase in social services spending		137	(137)
Decrease in interest expense		(199)	199
Increase in other program spending		255	(255)
Subtotal of changes in actual results	3,857	1,931	1,926
	51,459	48,722
2016/17 Surplus			2,737

2015/16 Accumulated Surplus before Accumulated Other Comprehensive income			3,841
2016/17 Accumulated Surplus before Accumulated Other Comprehensive income			6,578
Accumulated other comprehensive income from self–supported Crown corporations and agencies			(188)
2016/17 Accumulated Surplus			6,390

The year over year increase in total revenue of $3,857 million, offset by the increase in total expense of $1,931 million, resulted in a surplus that was $1,926 million higher than 2015/16. Accumulated surplus after accumulated other comprehensive income increased from $3,417 million in 2015/16 to $6,390 million at the end of 2016/17.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Changes from 2016/17 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per 2016/17 Budget	48,066	47,452	(350)	264
Increased taxation revenue	2,789			2,789
Increased fees and licences	218			218
Increased other revenues	386			386
Increased natural resources and economic development spending		486		(486)
Increased general government spending		222		(222)
Increased protection of persons and property spending		187		(187)
Increased health spending		51		(51)
Increased other program spending		324		(324)
Forecase allowance			350	350
Subtotal of changes in actual results compared to budget	3,393	1,270	350	2,473
Acutal Results	51,459	48,722	0	2,737

Revenue was $3,393 million (7.1%) higher than the budgeted amount of $48,066 million and expenses were $1,270 million (2.7%) higher than the budgeted amount of $47,452 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2016/17	2016/17
	2016/17	2016/17	2015/16	Budget	vs
	Budget	Actual	Actual	to Actual	2015/16
	$	$	$	$	$
Financial assets	44,443	46,938	44,720	2,495	2,218
Less: liabilities	(86,628)	(84,733)	(84,317)	1,895	(416)
Net Liabilities	(42,185)	(37,795)	(39,597)	4,390	1,802
Less: non–financial assets	45,745	44,185	43,014	(1,560)	1,171
Accumulated surplus	3,560	6,390	3,417	2,830	2,973

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2017, the accumulated surplus was $6,390 million, $2,830 million higher than budget.

Financial assets were $2,218 million higher than 2015/16 as the result of increases in cash, cash equivalents, and temporary investments of $340 million, accounts receivable of $405 million, and loans for the purchase of assets, recoverable from agencies of $1,774 million. These increases were offset by decreases in equity of self–supported Crown corporations and agencies of $20 million and $281 million in other financial assets.

Liabilities increased by $416 million from 2015/16. Self–supported debt increased by $1,814 million to provide capital financing to self–supported Crown corporations and agencies. Taxpayer–supported debt decreased by $1,731 million due to the reduction of government direct operating debt offset by funding required for infrastructure programs. Other liabilities, including accounts payable and deferred revenue, increased by $333 million from 2015/16.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $1,171 million over 2015/16 as government invested in infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2016/17, the province had an accumulated surplus of $6,390 million, $2,973 million higher than in 2015/16. The positive operating results of prior years and the current year provide the flexibility to sustain core public services.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	3,173	2,801	3,675	3,892	4,232
Accounts receivable	2,456	3,449	3,489	3,761	4,166
Equity in self–supported Crown corporations and agencies	7,541	7,839	8,271	7,531	7,511
Loans for the purchase of assets, recoverable from agencies	17,208	19,255	20,624	22,074	23,848
Other financial assets	7,508	6,722	6,609	7,462	7,181
Total financial assets	37,886	40,066	42,668	44,720	46,938

In 2016/17, financial assets increased by $2,218 million primarily due to an increase in capital loans to Crown agencies. Recoverable capital loans increased by $1,774 million as the province provided funding to Crown agencies for capital projects, equity in self–supported Crown corporations decreased by $20 million, and all other financial assets increased by $464 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	39,828	41,761	42,693	44,127	42,396
Self–supported debt	17,011	19,041	20,465	21,925	23,739
Total financial statement debt	56,839	60,802	63,158	66,052	66,135
Accounts payable and other liabilities	9,149	8,298	8,312	8,486	8,937
Deferred revenue	9,864	9,697	9,807	9,779	9,661
Total liabilities	75,852	78,797	81,277	84,317	84,733

In 2016/17, total liabilities increased by $416 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt decreased in 2016/17 by $1,731 million, while self–supported financial statement debt increased by $1,814 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue decreased by $118 million while accounts payable and other liabilities increased by $451 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	36,762	37,778	39,028	40,282	41,303
Other non–financial assets	2,408	2,800	2,834	2,732	2,882
Total non–financial assets	39,170	40,578	41,862	43,014	44,185

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2017, non–financial assets were $44,185 million which was $1,171 million higher than 2015/16 and $5,015 million higher than 2012/13. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $1,021 million in 2016/17, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,021 million in 2016/17, and $5,611 million since the start of fiscal 2012/13.

Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	37,886	40,066	42,668	44,720	46,938
Less: liabilities	(75,852)	(78,797)	(81,277)	(84,317)	(84,733)
Net liabilities	(37,966)	(38,731)	(38,609)	(39,597)	(37,795)
Less: non–financial assets	39,170	40,578	41,862	43,014	44,185
Accumulated surplus	1,204	1,847	3,253	3,417	6,390

Net liabilities decreased by $1,802 million in 2016/17, due to the reduction of government direct operating debt. The liabilities include deferred revenue of $9,661 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has remained stable while investments in infrastructure have increased resulting in an increase in accumulated surplus. The accumulated surplus of the province was $6,390 million at the end of 2016/17, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, non–financial assets have increased while the measure of net liabilities has remained stable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The decrease in net liabilities to GDP is the result of net liabilities remaining below the increase in economic growth as represented by GDP in 2016/17. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2012/13	2013/14	2014/15	2015/16	2016/17
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial statement debt	56,839	60,802	63,158	66,052	66,135
Less: sinking fund assets	(1,778)	(835)	(977)	(1,580)	(1,087)
Third party guarantees and non—guaranteed debt	755	726	739	820	835
Total provincial debt	55,816	60,693	62,920	65,292	65,883

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $252 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self—supported Crown corporations. Overall, total provincial debt increased by $591 million in 2016/17 because the government borrowed to fund capital projects even though government direct operating debt was reduced.

The largest increase in the debt of self—supported Crown agencies was the debt of the British Columbia Hydro and Power Authority which increased by $1,764 million. Provincial government direct operating debt decreased by $3,390 million compared to 2015/16. The offset to the decrease in government direct operating debt included increases from BC Transportation Financing Authority debt of $796 million; health sector debt of $554 million; education sector debt of $693 million; and other increases in taxpayer—supported debt of $126 million.

Taxpayer—supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2016/17 taxpayer—supported debt to GDP was 15.9% which was a significant decrease from the budgeted level of 17.0% and lower than the results for the past four years.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2016/17, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2016: Aaa); Standard and Poor’s gave the province an AAA credit rating (2016: AAA); and Dominion Bond Rating Service gave the province an AA(high) credit rating (2016: AA (high)).

Credit Ratings March 31, 2017

Rating Agency1

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aa1	A+	AA (high)
Saskatchewan	Aaa	AA	AA
Manitoba	Aa2	AA—	A (high)
Ontario	Aa2	A+	AA (low)
Quebec	Aa2	AA—	A (high)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	A+	A (high)
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa3	A	A (low)
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “—”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 129—142.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has remained relatively stable over the last five years. In 2016/17, the province spent 3.2 cents of each revenue dollar on interest on the provincial debt, an improvement over the budget estimate of 3.6 cents.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non—hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2016/17, the province had the equivalent of CAD$683 million in natural hedges.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 3.7% in the 2016 calendar year, the highest rate among the provinces, according to preliminary GDP by industry data from Statistics Canada. The estimated 3.7% growth for British Columbia in 2016 is higher than the government’s Budget 2017 estimate of 3.0%, presented in February 2017.

Real Gross Domestic Product in Calendar Year 2016

Growth was observed across most major industries in 2016 with notable gains in real estate and rental and leasing (up 3.9%), construction (up 5.1%) and manufacturing (up 5.8%). While total construction expanded, the details were mixed, with residential construction seeing a significant increase (up 16.6%) and engineering construction declining (down 9.1%).

Retail sales, an indicator of consumer spending, increased by 7.4% in 2016. Also, the value of international merchandise exports from British Columbia increased by 8.6% in 2016, as goods exports increased.

Unemployment Rate in Calendar Year 2016

British Columbia’s annual unemployment rate was 6.0% in 2016, a decrease from 6.2% observed in 2015. The unemployment rate in BC in 2016 was lower than the national unemployment rate of 7.0%. The average level of employment in BC increased by 3.2% in 2016, following a 1.2% increase in 2015.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•                                          assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•                                          the outcome of litigation, arbitration, and negotiations with third parties;

•                                          potential changes to federal transfer allocations, cost—sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•                                          utilization rates for government services such as health care, children and family services, and income assistance;

•                                          exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•                                          changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$75 to $100[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$60 to $70[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rate	1 percentage point	($89)
Debt	$500 million	($11)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 66 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2017

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Carole James
CAROLE JAMES
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (the Government), which comprise the consolidated statement of financial position as at March 31, 2017, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget Transparency and Accountability Act (BTAA) as set out in note 1(a) to the summary financial statements, and for such internal control as it determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Basis for Qualified Opinion

Inappropriate deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require that (i) transfers from other governments be recorded as revenues, except when the transfer meets the definition of a liability for the recipient government, and (ii) externally restricted funds received from non-government sources be recorded as revenue in the period in which the funds are used for the purpose(s) specified.

Had government made an adjustment, when this was first brought to its attention, for those funds received that in my opinion do not meet the definition of a liability or which have already been used for the purpose(s) specified, liabilities as at March 31, 2017 would have been lower by $5,106 million, the accumulated surplus at the beginning of the year would have been greater by $4,242 million and current year revenue would have been greater by $864 million.

Inappropriate use of the modified equity basis of consolidation

Government has classified the Transportation Investment Corporation as a government business enterprise, which is consolidated in these summary financial statements using the modified equity basis as described in note 1(c). Under Canadian public sector accounting standards, to be classified as a government business enterprise, an organization must be able to maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. Based on the conditions that existed as of March 31, 2017, in my opinion, the Transportation Investment Corporation does not meet this criteria and, therefore, is inappropriately classified as a government business enterprise. Had this organization been properly classified, it would have been accounted for using the full consolidation method and the following financial statement line items would have changed by a material amount:

Increase/
(decrease)
$ millions
Consolidated statement of financial position:
Equity in self-supported Crown corporations and agencies	475
Loans for purchase of assets, recoverable from agencies	(3,632)
Deferred revenue	(125)
Taxpayer-supported debt	3,430
Self-supported debt	(3,430)
Net assets	(3,054)
Tangible capital assets	3,022
Accumulated surplus	0
Consolidated statement of operations:
Revenue	93
Expense	93
Surplus for the year	0

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

The supporting summary financial statements by sector (pages 86 to 93) and the supporting statements for self-supported Crown corporations and agencies (pages 94 to 97) would also be impacted by this inappropriate classification of the Transportation Investment Corporation by the changes described above.

Inappropriate use of rate regulated accounting

Note 37 to the summary financial statements refers to the use of regulatory accounting by the British Columbia Hydro and Power Authority (BC Hydro), a Crown corporation consolidated into the summary financial statements using the modified equity method. In accordance with the BTAA Regulation 257/2010 issued by Treasury Board, BC Hydro is required to adopt the United States Financial Accounting Standards Board Accounting Standards Codification 980 (ASC 980), which is a recognized accounting standard for the application of rate regulated accounting and is acceptable under Canadian public sector accounting standards (PSAS).

By adopting rate regulated accounting, BC Hydro is able to defer some of its expenses and revenues to future years. As at March 31, 2017 BC Hydro has recorded on its statement of financial position $6,127 million (2016: $6,324 million) as regulatory assets (deferred expenses) and $530 million (2016: $416 million) as regulatory liabilities (deferred revenue), for a net regulatory asset balance of $5,597 million (2016: $5,908 million).

Under ASC 980, rate regulated accounting requires that rates must be established by or are subject to approval by an independent third-party regulator, or by its own governing board empowered by statute or contract to establish rates that bind customers. Regulation 257/2010 waives the requirement for an independent third party regulator, contrary to ASC 980. While a third party regulator is in place, government has issued a number of directions to the regulator that must be followed in the rate setting process. In my view, in the summary financial statements, these directions from government do not meet the intent of the independence requirements of ASC 980, and are therefore not in accordance with PSAS.

The overall impact of government directions has been to increase the balance in BC Hydro’s net regulatory asset accounts, thereby overstating the net earnings, equity and other comprehensive income in self supported crown corporations and agencies as recorded in these financial statements. I am not able to determine what the impact would have been had these directions not been issued, nor can I determine the amounts that would have been allowed had the regulatory system not included government direction, therefore I am not able to quantify the magnitude of this qualification on the statement of financial position and statement of operations included in

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA
Independent Auditor’s Report

the summary financial statements. Because these government directions also existed in 2016, this qualification applies to both the 2017 and 2016 fiscal years.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2017, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards, which is one of the financial reporting frameworks included in Canadian generally accepted accounting principles.

Report on Other Legal and Regulatory Requirements

I report that, except for the effects of the inappropriate deferral of revenues and the inappropriate use of the modified equity basis of consolidation, as described in the Basis for Qualified Opinion paragraphs, the summary financial statements are presented in compliance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, FCPA, FCA
August 11, 2017	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2017

		In Millions
	Note	2017	2016
		$	$
Financial Assets

Cash and cash equivalents		3,808	3,459
Temporary investments		424	433
Accounts receivable	3	4,166	3,761
Inventories for resale	4	74	77
Due from other governments	5	1,009	916
Due from self—supported Crown corporations and agencies	6	296	646
Equity in self—supported Crown corporations and agencies	7	7,511	7,531
Loans, advances and mortgages receivable	8	2,140	1,989
Other investments	9	2,575	2,254
Sinking fund investments	10	1,087	1,580
Loans for purchase of assets, recoverable from agencies	11	23,848	22,074
		46,938	44,720
Liabilities

Accounts payable and accrued liabilities	12	6,107	5,689
Employee future benefits	13	2,072	2,069
Due to other governments	14	486	419
Due to Crown corporations, agencies and trust funds	15	85	63
Deferred revenue	16	9,661	9,779
Employee pension plans	17	187	246
Taxpayer—supported debt	18	42,396	44,127
Self—supported debt	19	23,739	21,925
		84,733	84,317
Net assets (liabilities)	21	(37,795)	(39,597)

Non—financial Assets

Tangible capital assets	22	41,303	40,282
Restricted assets	23	1,695	1,631
Prepaid program costs	24	981	891
Other assets	25	206	210
		44,185	43,014
Accumulated surplus (deficit)	26	6,390	3,417

Measurement uncertainty	2
Contingencies and contractual obligations	27
Subsequent events	38

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Carl Fischer
CARL FISCHER
Acting Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2017

	In Millions
	2017		2016
	Estimates
	(Note 33)	Actual	Actual
	$	$	$
Revenue

Taxation (Note 28)	24,304	27,093	24,326
Contributions from the federal government	8,008	8,167	7,647
Fees and licenses	5,995	6,213	5,836
Miscellaneous	3,210	3,508	3,298
Net earnings of self—supported Crown corporations and agencies (Note 7)	3,002	2,525	2,710
Natural resources (Note 29)	2,347	2,711	2,571
Investment income	1,200	1,242	1,214
	48,066	51,459	47,602
Expense (Note 30)
Health	19,638	19,689	19,203
Education	12,476	12,468	12,212
Social services	4,268	4,243	4,106
Interest	2,635	2,587	2,786
Natural resources and economic development	2,018	2,504	2,477
Transportation	1,846	1,784	1,670
Other	1,793	2,260	1,264
Protection of persons and property	1,468	1,655	1,572
General government	1,310	1,532	1,501
	47,452	48,722	46,791
Surplus (deficit) for the year before unusual items	614	2,737	811
Forecast allowance	(350)

Surplus (deficit) for the year	264	2,737	811

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		3,841	3,030
Accumulated surplus (deficit)—before other comprehensive income		6,578	3,841
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year		(424)	223
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)		236	(647)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—end of year		(188)	(424)
Accumulated surplus (deficit)—end of year		6,390	3,417

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2017

	In Millions
	2017		2016
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	264	2,737	811
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(4,251)	(3,659)	(3,457)
(Gain) or loss on sale of tangible capital assets	(306)	(551)	(372)
Amortization of tangible capital assets	2,164	2,111	2,086
Disposals and valuation adjustments	398	1,078	489
	(1,995)	(1,021)	(1,254)
Effect of change in:
Restricted assets	(55)	(64)	(78)
Prepaid program costs	(1)	(90)	(10)
Other assets	1	4	190
	(55)	(150)	102
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	568	236	(647)
Decrease (increase) in net liabilities	(1,218)	1,802	(988)
Net (liabilities)—beginning of year	(40,967)	(39,597)	(38,609)
Net (liabilities)—end of year (Note 21)	(42,185)	(37,795)	(39,597)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2017

	In Millions
	2017			2016
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			2,737	811
Non—cash items included in surplus (deficit):
Amortization of tangible capital asset			2,111	2,086
Amortization of public debt deferred revenue and deferred charges			75	329
Concessionary loan adjustments (decrease)			(6)	(11)
(Gain) or loss on sale of tangible capital assets			(551)	(372)
Valuation adjustment			206	231
Net earnings of self—supported Crown corporations and agencies			(2,525)	(2,710)
Temporary investments decrease			9	6
Accounts receivable (increase)			(586)	(462)
Due from other governments (increase)			(93)	(20)
Due from self—supported Crown corporations and agencies decrease (increase)			350	(13)
Accounts payable and accrued liabilities increase			418	320
Employee future benefits increase			3	148
Due to other governments increase (decrease)			67	(292)
Due to Crown corporations, agencies and funds increase			22	13
Employee pension plan (decrease)			(59)	(15)
Items applicable to future operations (decrease)			(215)	(79)
Contributions from self—supported Crown corporations and agencies			2,782	2,808
Cash derived from operations			4,745	2,778

Capital Transactions
Tangible capital assets dispositions (acquisitions)	1,077	(3,659)	(2,582)	(2,975)
Cash (used for) capital	1,077	(3,659)	(2,582)	(2,975)

Investment Transactions
Investment in self—supported Crown corporations and agencies		(1)	(1)	(5)
Loans, advances and mortgages receivable (issues)	230	(399)	(169)	(101)
Other investments—net (increase)		(321)	(321)	(132)
Restricted assets—net (increase)		(64)	(64)	(78)
Sinking fund investments—net decrease (increase)	608	(135)	473	(658)
Cash (used for) investments	838	(920)	(82)	(974)
Sub—total cash excess (requirements)			2,081	(1,171)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2017

	In Millions
	2017			2016
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub—total cash excess (requirements) carried forward from previous page			2,081	(1,171)

Financing Transactions[2]
Public debt increases	27,452	(27,382)	70	2,847
Derived from Warehouse Borrowing Program investments	670	(670)
(Used for) purchase of assets, recoverable from agencies	11,235	(13,037)	(1,802)	(1,453)
Cash (used for) derived from financing	39,357	(41,089)	(1,732)	1,394
Increase in cash and cash equivalents			349	223
Cash and cash equivalents—beginning of year			3,459	3,236
Cash and cash equivalents—end of year			3,808	3,459

Cash and cash equivalents are made up of:
Cash			2,938	2,421
Cash equivalents			870	1,038
			3,808	3,459

1Interest received during the year was $1,241 million (2016: $1,195 million). Interest paid during the year was $2,594 million (2016: $2,763 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,242 million (2016: $1,214 million) plus the change in accrued interest receivable in the amount of $(1) million (2016: $(19) million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,587 million (2016: $2,786 million) plus the change in accrued interest payable in the amount of $7 million (2016: $(23) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 83 – 85. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 143.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the Real Estate Council of British Columbia (June 30) and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 86 – 93. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

1. Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a proration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 144. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

1. Significant Accounting Policies—Continued

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty–five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i) Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii) Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight–line basis. Non–monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off–balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

2. Measurement Uncertainty—Continued

The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	138	113	188	(25)	50
Crime Victim Assistance Program	169	158	180	(11)	11
Silviculture Liability	118	106	129	(12)	11
Employee Leave Entitlements	314	304	323	(10)	9

Variability arises from uncertainty of the outcomes or the use of estimates.

Revenues

Taxation
Personal Income Tax	9,704	9,304	10,104	(400)	400

Contributions from the Federal Government
Canada Health Transfer payments[2]	4,723	4,687	4,759	(36)	36
Canada Social Transfer payments[2]	1,748	1,735	1,761	(13)	13

Expenses (Note 30)

Government Transfers
Tax Transfers	1,031	931	1,131	(100)	100

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

3. Accounts Receivable

	In Millions
	2017	2016
	$	$
Accounts receivable	2,894	2,575
Taxes receivable	1,754	1,648
Accrued interest	326	325
	4,974	4,548
Provision for doubtful accounts	(808)	(787)
	4,166	3,761

4. Inventories for Resale

	In Millions
	2017	2016
	$	$
Properties	24	32
Miscellaneous	50	45
	74	77

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $150 million (2016: $163 million) including the effect of write–downs of $1 million (2016: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2017	2016
	$	$
Government of Canada:
Current	919	834
Provincial governments:
Current	30	29
Local governments:[1]
Current	41	36
Long–term	19	17
	1,009	916

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

6. Due from Self–supported Crown Corporations and Agencies

	In Millions
	2017	2016
	$	$
British Columbia Lottery Corporation	150	130
Columbia Power Corporation	69	2
UBC Properties Investments Ltd.	37	28
British Columbia Liquor Distribution Branch	28	12
British Columbia Hydro and Power Authority	5	331
Vancouver Island Technology Park Trust	3	2
Great Northern Way Campus Trust	2	2
Heritage Realty Properties Ltd.	2	1
Insurance Corporation of British Columbia		138
	296	646

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 94 – 95 for details.

7. Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2017				2016
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	4,862	27	4,909	4,499
Insurance Corporation of British Columbia		2,460	(33)	2,427	2,845
Columbia Power Corporation	26	176		202	231
British Columbia Lottery Corporation		(17)	(24)	(41)	(74)
Transportation Investment Corporation	150	(475)	(150)	(475)	(417)
	196	7,006	(180)	7,022	7,084
Self–Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	197	16		213	204
British Columbia Railway Company[3]	107	40	(8)	139	137
Great Northern Way Campus Trust[4]	67	10	(1)	76	61
UBC Properties Investments Ltd.		27		27	34
Real Estate Errors and Omissions Insurance Corporation[5]		20	1	21
SFU Community Trust		8		8	6
Vancouver Island Technology Park Trust[6]	1	1		2	2
Heritage Realty Properties Ltd.[6]		2		2	2
Miscellaneous	1			1	1
	373	124	(8)	489	447
	569	7,130	(188)	7,511	7,531

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

7. Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2017				2016
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported Crown Corporations and Agencies
Balance—beginning of year	196	7,302	(414)	7,084	7,875
Increase (decrease) in other comprehensive income			234	234	(647)
Net earnings of self–supported Crown corporations and agencies		2,444		2,444	2,657
Dividends		(2,485)		(2,485)	(2,552)
Adjustments to dividends		(255)		(255)	(249)
Balance—end of year	196	7,006	(180)	7,022	7,084

Self–Supported Subsidiaries
Balance—beginning of year	372	27	(10)	389	396
Prior period adjustments		58		58
Balance—beginning of year restated	372	85	(10)	447	396
Increase (decrease) in investment	1			1	5
Increase (decrease) in other comprehensive income			2	2
Net earnings of self–supported Crown corporations and agencies		81		81	53
Dividends		(43)		(43)	(33)
Transfers (to) from deferred revenue		1		1	26
Balance—end of year	373	124	(8)	489	447
	569	7,130	(188)	7,511	7,531

1Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5A subsidiary of the Real Estate Council of BC.

6Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 94 – 97 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2017	2016
	$	$
Loans and Advances
BC student loans	1,242	1,247
Land tax deferment loans	828	739
Construction loans to social housing projects	277	204
Miscellaneous	92	95
	2,439	2,285
Provision for doubtful accounts	(329)	(329)
	2,110	1,956
Mortgages Receivable
Reconstruction Program	31	35
Provision for doubtful accounts	(1)	(2)
	30	33
	2,140	1,989

The BC Student Loan Program provides loans to borrowers for post–secondary education. Borrowers are required to repay these loans to the province with interest set at a variable rate of prime plus 2.5%; however, borrowers can choose a fixed rate of prime plus 5%. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand at the same rate of interest the borrower previously chose. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Miscellaneous loans include commercial loans of $38 million (2016: $40 million) issued by Columbia Basin Trust bearing interest of 3.60% to 7.50% maturing by 2034, and loans of $23 million (2016: $24 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 7.70% maturing by 2030.

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

9. Other Investments

	In Millions
	2017	2016
	$	$
Pooled investment portfolios	828	839
Provincial government bonds	592	332
Equity investments	364	344
Municipal, corporate and other bonds	201	235
Commercial loans and investments	118	118
British Columbia Ferry Services Inc.	75	75
Government of Canada bonds	11	17
Miscellaneous	386	294
	2,575	2,254

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $1,012 million (2016: $1,005 million).

Provincial bonds of various provinces have a market value of $600 million (2016: $342 million), with yields ranging from 0.50% to 7.60%. Maturity dates range from June 2, 2017 to December 1, 2045.

Equity investments have a market value of $526 million (2016: $444 million). They include investments in Canadian, U.S. and international equity markets.

Municipal, corporate and other bonds have a market value of $216 million (2016: $246 million) with yields ranging from 0.20% to 11.53%. Maturity dates range from May 12, 2017 to October 12, 2056.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $118 million (2016: $118 million) investment in power developments and other investments.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Government of Canada bonds have a market value of $11 million (2016: $17 million), with yields ranging from 0.50% to 8.00%. Maturity dates range from June 1, 2017 to December 1, 2048.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $366 million (2016: $303 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

10. Sinking Fund Investments

	In Millions
	2017	2016
	$	$
Sinking fund investments related to taxpayer—supported debt	897	1,408
Sinking fund investments related to self—supported debt	190	172
	1,087	1,580

	In Millions
	2017	2016
	$	$
Provincial government bonds	389	362
Pooled investment portfolios	11	10
Local government bonds	5	5
Miscellaneous	682	1,203
	1,087	1,580

Provincial bonds of various provinces have a market value of $473 million (2016: $447 million), with yields ranging from 1.06% to 3.94%. Maturity dates range from December 1, 2018 to February 15, 2045.

Pooled investment portfolios have a market value of $11 million (2016: $10 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

Local government bonds have a market value of $6 million (2016: $6 million), with yields of 2.34%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Miscellaneous investments have a market value of $682 million (2016: $1,203 million). These consist of Renminbi and Indian Rupee denominated bond proceeds held in investment accounts.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2017	2016
	$	$
British Columbia Hydro and Power Authority	19,773	18,007
Transportation Investment Corporation	3,632	3,614
Columbia Power Corporation	291	296
British Columbia Lottery Corporation	145	150
Improvement districts	7	7
	23,848	22,074

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2017	2016
	$	$
Accounts payable	2,880	2,756
Other accrued estimated liabilities[1]	2,552	2,250
Accrued interest on debt	675	683
	6,107	5,689

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 27.

13. Employee Future Benefits

	In Millions
	2017	2016
	$	$
Vacation, compensatory time off, sick bank	1,067	1,039
Retirement allowance	706	683
Post—retirement benefits	131	125
Long—term disability	93	151
Worker compensation benefits	75	71
	2,072	2,069

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post—employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes an actuarial valuation in the amount of $148 million. During the year, unamortized actuarial losses (gains) were $5 million (2016: $4 million); the amount of benefits paid was $18 million (2016: $17 million); and the date of the most recent actuarial valuation performed for accounting purposes was September 30, 2016.

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

14. Due to Other Governments

	In Millions
	2017	2016
	$	$
Government of Canada:
Current	310	330
Long—term	1	1
Provincial governments:
Current	22	25
Local governments:[1]
Current	153	63
	486	419

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2017	2016
	$	$
Great Northern Way Campus Trust	18
Trust funds	67	63
	85	63

16. Deferred Revenue

	In Millions
	2017	2016
	$	$
Deferred contributions	3,767	3,408
Federal and municipal infrastructure project revenues	1,643	1,587
Federal contributions	1,182	1,029
Unearned lease revenue	929	816
Petroleum, natural gas and minerals, leases and fees	874	1,406
Tuition	328	285
Motor vehicle licences and permits	286	270
Medical Services Plan premiums	125	118
Derivative debt instruments	119	138
Water rentals and recording fees	109	121
Forest Stand Management Fund	12	12
Miscellaneous	287	589
	9,661	9,779

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

17. Employee Pension Plans

	In Millions
	2017	2016
	$	$
Teachers’ Pension Plan	186	244
Members of the Legislative Assembly Superannuation Account	1	2
	187	246

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $733 million (2016: $706 million), with estimated pension fund assets of $825 million (2016: $784 million), and an unamortized actuarial gain (loss) of $74 million (2016: $83 million). The accrued net asset (liability) is $18 million (2016: $(5) million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $7,097 million (2016: $6,753 million), with estimated pension fund assets of $5,887 million (2016: $5,313 million). The accrued net (liability) asset is $(1,210) million (2016: $(1,440) million).

(c) Joint Trusteed Plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

17. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2016/17 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/14	Dec 31/15	Dec 31/14	Aug 31/15
Date of audited financial statements	Mar 31/16	Dec 31/15	Dec 31/15	Aug 31/16
Expected long—term rate of return	6.50%	6.25%	6.50%	6.25%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

17. Employee Pension Plans—Continued

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2017, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$
Accrued benefit obligation	18,158	25,224	18,915	3,461	65,758
Pension fund assets	19,244	26,347	18,679	3,637	67,907
	(1,086)	(1,123)	236	(176)	(2,149)
Unamortized actuarial gain (loss)	(136)	308	136	133	441
Accrued net obligation (asset)	(1,222)	(815)	372	(43)	(1,708)

Province’s accrued net obligation — 50%			186		186

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. When there is an accrued net obligation, the contribution rates will be increased to address the shortfall over the employees’ estimated remaining years of service. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2016 for each plan are: College Pension Plan 6.0% (2016: 8.4%), Public Service Pension Plan 6.1% (2016: 9.3%), Municipal Pension Plan 5.9% (2016: 8.7%), and Teachers’ Pension Plan 6.0% (2016: 9.3%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $78 million (2016: $74 million), the Public Service Pension Plan $353 million (2016: $337 million), the Municipal Pension Plan $740 million (2016: $695 million), and the Teachers’ Pension Plan $393 million (2016: $418 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

18. Taxpayer–supported Debt1

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2017	2016
		$	$	$	$	$
Short–term promissory notes	2017				0	3,778
	2018	661	591		1,252	0
Notes, bonds and debentures[3]	2017				0	2,252
	2018	713	1,526	436	2,675	2,293
	2019	2,228		878	3,106	3,123
	2020	2,168		103	2,271	2,167
	2021	1,936			1,936	1,919
	2022	2,389	990		3,379	3,383
	2023–2027	7,866	2,215	1,231	11,312	9,851
	2028–2032	4,571		96	4,667	4,455
	2033–2037	1,340		371	1,711	1,319
	2038–2042	4,114		169	4,283	4,109
	2043–2047	3,669		145	3,814	3,514
	2048–2052	1,451			1,451	1,447
	2053–2057	130			130	130
	2058–2062				0	0
	2063	181			181	181
Capital leases	2017–2048	193			193	194
Total debt issued at face value		33,610	5,322	3,429	423,361	44,115

Unamortized premium					35	12
Total taxpayer–supported debt					42,396	44,127

The effective interest rates (weighted average) as at March 31 on the above debt are:
2017					3.94%
2016						3.60%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2017 includes US$4,690 million which was fully hedged to CAD$5,322 million; 700 million Swiss Francs was fully hedged into CAD$831 million; 713 million EURO was fully hedged to CAD$1,034 million, $870 million AUD was fully hedged to CAD$881 million, CNY 3 billion (CAD$580 million) and INR 5 billion (CAD$103 million) were fully hedged with an investment in the same currency.

3Notes, bonds and debentures includes $2,725 million (2016: $2,877 million) in public private partnership obligations and $36 million (2016: $39 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,271 million (2016: $3,271 million) at a weighted average interest rate of 5.14% (2016: 5.13%). These debentures mature at various dates from June 11, 2017 to May 10, 2041 with interest rates varying between 2.55% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $167 million (2016: $39 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $185 million (2016: $186 million) secured by land and buildings. The carrying value is $178 million (2016: $176 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2018	3,062
2019	2,555
2020	2,193
2021	1,933
2022	3,373
2023–2063	27,509
Total of stated minimum payments	40,625

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between 2 years and 42 years, with interest rates ranging between 0.00% and 16.36%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $106 million (2016: $108 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, Thompson Rivers University lease agreements for land and student residences of $38 million (2016: $38 million), with weighted average interest rate of 5.14% and maturing August 30, 2047, and, British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $21 million (2016: $19 million), with weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2018	22
2019	18
2020	15
2021	13
2022	13
2023–2048	239
Total minimum lease payments	320
Less imputed interest	(127)
Total capital lease liability	193

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

19. Self–supported Debt1

	In Millions
	Year of	Canadian	US	Other
	Maturity	Dollar	Dollar[2]	Currencies[2]	2017	2016
		$	$	$	$	$
Short–term promissory notes	2017				0	3,256
	2018	2,582	795		3,377	0
Notes, bonds and debentures	2017				0	0
	2018	40			40	40
	2019	1,030	204		1,234	1,234
	2020	675			675	675
	2021	1,100			1,100	1,100
	2022	526			526	526
	2023–2027	3,200	645	392	4,237	3,531
	2028–2032	3,109			3,109	2,809
	2033–2037		376	200	576	374
	2038–2042	1,524			1,524	1,524
	2043–2047	5,218			5,218	5,218
	2048–2052	2,120			2,120	1,620
	2053–2057	60			60	60
	2058–2062				0	0
	2063	50			50	50
Total debt issued at face value		21,234	2,020	592	23,846	22,017

Unamortized premium (discount)					(91)	(82)
Unrealized foreign exchange gain (loss)					(16)	(10)
Total self–supported debt					23,739	21,925

The effective interest rates (weighted average) as at March 31 on the above debt are:
2017					3.88%
2016						4.01%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2017 includes US$1,595 million (CAD$2,020 million), of which US$1,368 million was fully hedged to CAD$1,718 million and US$227 million was unhedged (CAD$302 million), and 402 million EURO was fully hedged to CAD$592 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $371 million (2016: $371 million) at a weighted average interest rate of 3.98% (2016: 3.98%). These debentures mature at various dates from June 11, 2017 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2016: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2018	40
2019	1,234
2020	675
2021	1,100
2022	526
2023–2063	16,894
Total of stated minimum payments	20,469

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rates, foreign exchange rates, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross–currency swaps, advanced rate setting agreements and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross–currency swaps and forward foreign exchange contracts can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps or advanced rate setting agreements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross–	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2018	1,997		592	2,589
	2019	298			298
	2020		300		300
	2021		100		100
	2022	990	442		1,432
	2023–2027	3,446	1,618		5,064
	2028–2032	96	579		675
	2033–2037	371	27		398
	2038–2042	169	100		269
	2043–2047	145			145
Total		7,512	3,166	592	11,270

1At March 31, 2017, fair market valuation was an unrealized gain of $919 million (2016: $1,900 million) on cross—currency swaps, an unrealized gain of $294 million (2016: $327 million) on interest rate swaps, and no unrealized gain or loss (2016: $5 million unrealized gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These unrealized gains and losses are subject to measurement uncertainty.

Self—supported Portfolios (Notional Values)

	In Millions
				Advanced	Forward
		Cross–	Interest	Rate	Foreign
	Year of	Currency	Rate	Setting	Exchange
	Maturity	Swaps[2]	Swaps[2]	Agreements[2]	Contracts[2]	Total
		$	$	$	$	$
	2018			400	795	1,195
	2019				204	204
	2020					0
	2021					0
	2022					0
	2023–2027	391			436	827
	2028–2032		2,800			2,800
	2033–2037	200			283	483
	2038–2042					0
	2043–2047					0
	2048–2052		400			400
Total		591	3,200	400	1,718	5,909

2At March 31, 2017, fair market valuation was an unrealized loss of $31 million (2016: $11 million) on cross currency swaps, an unrealized gain of $188 million (2016: nil) on interest rate swaps, an unrealized gain of $17 million (2016: nil) on advanced rate setting agreements, and an unrealized gain of $70 million (2016: $9 million) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These unrealized gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $27,318 million (2016: $31,245 million), allow floating rate exposure up to 45.00% (2016: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2017, floating rate debt exposure was 17.40% (2016: 25.30%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2016: 25.00%) of their debt which totals $19,682 million (2016: $17,918 million). At March 31, 2017, floating rate debt exposure for BC Hydro was 14.40% (2016: 13.30%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2017, a one percent change in interest rates would impact the annual debt servicing expense by $64 million (2016: $82 million) for the taxpayer–supported debt portfolio and $34 million (2016: $33 million) for the self–supported debt portfolio.

At March 31, 2017, swap agreements relating to investments held by taxpayer–supported portfolios included interest rate swaps totalling $44 million (2016: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps and forward currency contracts) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $27,318 million (2016: $31,245 million), allow unhedged foreign debt exposure up to 10.00% (2016: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2017, there was no unhedged foreign debt exposure of the government direct debt portfolio (2016: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2016: 5.00%) of its debt, which totals $19,682 million (2016: $17,918 million). At March 31, 2017, 0.50% (2016: 0.70%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2017, a one cent change in the Canadian dollar versus the US dollar would not impact the annual debt servicing cost (2016: nil) for the taxpayer–supported debt portfolio; however, the self-supported debt portfolio would increase by $1 million (2016: $1 million).

At March 31, 2017, swap agreements relating to investments held by taxpayer–supported portfolios included cross–currency swaps totalling $36 million (2016: $35 million), and forward currency contracts of nil (2016: $41 million).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 41) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22. Tangible Capital Assets

	In Millions
	2017	2016
	$	$
Land and land improvements	4,836	4,681
Buildings (including tenant improvements)	21,196	20,278
Highway infrastructure	9,723	9,621
Transportation equipment	2,434	2,729
Computer hardware and software	1,301	1,183
Other	1,813	1,790
	41,303	40,282

See Consolidated Statement of Tangible Capital Assets on page 98.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–10 years); major software systems (1–15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2–40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These assets were transferred from British Columbia Transit (BCT) and Rapid Transit Project 2000 Ltd (RTP) to BCTFA in fiscal 2015/16. These capital assets under lease consist of land, land improvements, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line Skytrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCTFA are for a nominal lease amount and expire in January 2018. These agreements may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,315 million (2016: $1,467 million).

The province received donations of tangible capital assets during the year of $1 million (2016: $2 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

23. Restricted Assets

	In Millions
	2017	2016
	$	$
Endowment funds	1,695	1,631

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24. Prepaid Program Costs

	In Millions
	2017	2016
	$	$
Prepaid program costs	981	891

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2017, the total inventories held for use or consumption was $349 million (2016: $303 million). During the year, the total expense due to the consumption of inventories was $1,442 million (2016: $1,383 million) including the effect of write–downs of $2 million (2016: $3 million). Included in Prepaid Program Costs was $269 million (2016: $219 million) related to the BC Public Service Long Term Disability Plan. This amount is also included in Note 32.

25. Other Assets

	In Millions
	2017	2016
	$	$
Deferred debt instrument costs	202	209
Other deferred costs	4	1
	206	210

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2017	2016
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	3,803	3,073
Adjustments to accumulated surplus (deficit)[2,3]	38	(43)
Accumulated surplus (deficit)—beginning of year as restated	3,841	3,030
Surplus (deficit) for the year[4]	2,737	811
Accumulated surplus (deficit)—before other comprehensive income	6,578	3,841
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—beginning of year	(424)	223
Other comprehensive income from self—supported Crown corporations and agencies (see page 97)	236	(647)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 97)—end of year	(188)	(424)
Accumulated surplus (deficit)—end of year	6,390	3,417

1The opening accumulated surplus (deficit) figures for April 1, 2016 and April 1, 2015 are reported before accumulated other comprehensive income.

2During 2016/17, adjustments were made to the opening accumulated surplus for 2015/16 as follows:

Restatement for University of British Columbia endowment investments	(43)
Total	(43)

3During 2016/17, adjustments were made to the opening accumulated surplus for 2016/17 for the following items:

Restatement for University of British Columbia endowment investments	(47)
Restatement for the first time inclusion of the Forest Enhancement Society of BC	85
Total	38

4During 2016/17 adjustments were made to the reported surplus figure for the 2015/16 fiscal year as follows:

Restatement for University of British Columbia endowment investments	(4)
Restatement for the first time inclusion of the Forest Enhancement Society of BC	85
Total	81

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

27. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2017 was $397 million (2016: $397 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2017 totalled $10 million (2016: $11 million). See Consolidated Statement of Guaranteed Debt on page 99 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2017	2016
	$	$
Property access disputes	304	304
Contract disputes	123	124
Tax disputes	121	106
Damage to persons or property	2	2
Negligence and miscellaneous	13	11
	563	547

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2017 was $116 million (2016: $73 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $42 million (2016: $60 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

27. Contingencies and Contractual Obligations—Continued

Environmental Clean—up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean—up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2017	2016
	$	$
Mine sites	258	264
Transportation infrastructure	49	50
Industrial sites	21	22
Pulp mills	15	18
Salt sheds	5	5
Maintenance yards	4	5
Miscellaneous	52	36
	404	400

This provision for future clean—up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. As at March 31, 2017, the weighted average cost of capital is 3.94% (2016: 3.60%).

Other sites where historical industrial activity has occurred have been identified for monitoring purposes but have not been assessed. At the reporting date, 30 sites were identified as potentially contaminated due to past industrial use. For these sites there may be insufficient information to determine whether contamination exceeding the relevant environmental standard is likely to exist, or whether remediation is required. The future cost and responsibility for remediation of these sites is not currently determinable.

Additional environmental liabilities of government business enterprises include $339 million (2016: $390 million) accrued by British Columbia Hydro and Power Authority, and $92 million (2016: $92 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2017, there were 65 First Nations in various stages of negotiation, including 40 First Nations in active or completed negotiations, representing two-thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts.    Costs are accounted for based on the substance of the final agreement.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

27. Contingencies and Contractual Obligations—Continued

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty; however, a treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•                                                    In—SHUCK—ch, 9,474 hectares

•                                                    Yekooche, 5,960 hectares

•                                                    K’omoks, 1,733 hectares

•                                                    Tla—o—qui—aht, 47 hectares

•                                                    Nazko, 172 hectares

•                                                    Te’mexw (Malahat, Scia’new, Snaw—naw—as, Songhees and T’Sou—ke), 1,182 hectares

•                                                    Kitselas, 34,839 hectares

•                                                    Kitsumkalum, 44,661 hectares

•                                                    Wuikinuxv, 13,946 hectares

•                                                    Ditidaht, 71 hectares

•                                                    Pacheedaht, 596 hectares

•                                                    Ktunaxa Nation Council, 418 hectares

•                                                    Lake Babine Nation (BC only), 511 hectares with a one—time payment of $0.02 million

•                                                    Kaska Dena Council, 1,001 hectares

•                                                    Homalco, 822 hectares

•                                                    Lheidli T’enneh, 3,416 hectares

•                                                    NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,758 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2017 was approximately $537 million (2016: $523 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

27. Contingencies and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)        The BC Transportation Financing Authority has unrecorded contingent liabilities of $71 million (2016: $171 million), including $43 million (2016: $137 million) for expropriation claims and $25 million (2016: $25 million) for contaminated sites.

(ii)     The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non—discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/ocg/pa/16_17/Contractual_Obligations.pdf.

	In Millions
						2023 and
	2018	2019	2020	2021	2022	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	2,105	728	607	481	422	5,178	9,521
Education	263	112	55	35	23	151	639
Social services	207	7	1				215
Natural resources and economic development	77	78	77	15	15	120	382
Transportation	944	656	357	284	277	8,931	11,449
Other	427	253	231	224	218	5,652	7,005
Protection of persons and property	382	370	361	351	351	3,576	5,391
General government	478	426	250	162	55	39	1,410
	4,883	2,630	1,939	1,552	1,361	23,647	36,012
Self—supported Crown corporations and agencies
Natural resources and economic development	3,399	2,496	2,303	2,049	2,062	47,070	59,379
Transportation	66	31	10	2	3		112
Protection of persons and property	5	6	6	6	3		26
General government	104	38	29	23	17	68	279
	3,574	2,571	2,348	2,080	2,085	47,138	59,796
Total	8,457	5,201	4,287	3,632	3,446	70,785	95,808

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

28. Taxation Revenue

	In Millions
	2017	2016
	$	$
Personal income	9,704	8,380
Provincial sales	6,601	6,045
Corporate income	3,003	2,787
Property	2,279	2,219
Property transfer	2,026	1,533
Carbon	1,220	1,190
Fuel	970	973
Tobacco	737	734
Harmonized sales	5	(55)
Other	548	520
	27,093	24,326

Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $96 million (2016: $89 million) and corporate income tax were $100 million (2016: $89 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $157 million (2016: $147 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $19 million (2016: $21 million).

Property tax revenue was recorded net of home owner grants of $797 million (2016: $789 million).

29. Natural Resource Revenue

	In Millions
	2017	2016
	$	$
Petroleum, natural gas and minerals	1,187	1,130
Forests	913	865
Water and other	611	576
	2,711	2,571

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $363 million (2016: $348 million). Natural resource revenue includes mining taxes of $258 million (2016: $103 million) and logging taxes of $30 million (2016: $38 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,148 million (2016: $1,918 million), road credits of $9 million (2016: $29 million) and summer drilling credits of $3 million (2016: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

30. Expense

	In Millions
	2017	2016
	$	$
Total Expense by Group Account Classification
Salaries and benefits	18,868	18,418
Government transfers	12,737	11,614
Operating costs	11,518	11,046
Interest[1]	2,587	2,786
Amortization	2,111	2,086
Other	901	841
	48,722	46,791

1Includes foreign exchange loss amortization of $1 million (2016: loss amortization of $1 million).

31. Valuation Allowances

	In Millions
	2017	2016
	$	$
Accounts receivable	181	190
Loans, advances and mortgages receivable	24	25
Investments		9
Tangible capital assets	1	7
	206	231

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 30, and represent the write—down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

32. Trusts Under Administration

Trusts Under Administration, except for a portion of the BC Public Service Long Term Disability Plan, are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, mortgages payable, and long—term disability benefits payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2017	2016
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	974	(40)	934	863
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non—government investment corporation	596	(1)	595	542
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	98		98	86
Other trust funds —administered by various government officials	177	(28)	149	125
	1,845	(69)	1,776	1,616

BC Public Service Long Term Disability Plan

	In Millions
	Assets	Liabilities	2017	2016
	$	$	$	$
Plan participants within the government reporting entity	618	(327)	291	229
Plan participants outside the government reporting entity	35	(27)	8	9
	653	(354)	299	238

Equity for participants within the government reporting entity is comprised of $283 million for the Consolidated Revenue Fund and $8 million for Crown corporations and agencies. The Consolidated Revenue Fund records its position, net of liabilities to the plan, as a non—financial asset that is included in Note 24. The net position at March 31, 2017 was $269 million (2016: $219 million).

1These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

33. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2017, presented to the Legislative Assembly February 16, 2016.

34. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

35. Asset Retirement Obligations1

	In Millions
	2017	2016
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	20	20
Natural resources and economic development	10	9
Health	3	3
Social services	1
	34	32
Self—supported Crown corporations and agencies
Transportation	135	145
Natural resources and economic development	52	56
General government	2	2
	189	203
	223	235

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

36. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2017	2016
	$	$
Financial assets	95	93
Liabilities	121	126
Net liabilities	(26)	(33)
Non—financial assets	59	54
Accumulated surplus (deficit)	33	21

Consolidated Statement of Operations

	In Millions
	2017	2016
	$	$
Revenue	193	168
Expenses	181	173
Surplus (deficit) for the year	12	(5)
Accumulated surplus (deficit)—beginning of year	21	26
Accumulated surplus (deficit)—end of year	33	21

37. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2017 of $5,597 million (2016: $5,908 million). Regulatory accounting resulted in a decrease to net income for BC Hydro for the year ended March 31, 2017 of $(108) million (2016: $403 million increase). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2017—Continued

38. Subsequent Events

Transportation Investment Corporation

Subsequent to March 31, 2017, specific commitments were made by political parties to reduce or remove tolls on the Port Mann Bridge. The Port Mann Bridge is operated by the Transportation Investment Corporation, a self—supported government business enterprise.

If these commitments are implemented through a future action of government, the Transportation Investment Corporation would no longer be considered self—supported for accounting purposes and would be fully consolidated as a taxpayer—supported entity. The details of presentation will be recognized in the period a transaction or event occurs, and are described below for illustrative purposes.

If the change had occurred at March 31, 2017, the impact on the Statement of Financial Position would be a decrease in Loans for purchase of assets, recoverable from agencies of $3.6 billion, an increase in Tangible capital assets of $3.1 billion, an increase of $0.5 billion in the Investment in the Transportation Investment Corporation, and $3.4 billion in Self—supported debt would be reclassified as Taxpayer—supported debt. The impact on the Statement of Operations would be an increase of $81 million in the Net earnings of self—supported Crown corporations, Fees revenue would increase by $151 million, Investment income would decrease by $139 million and Transportation expenses would increase by $93 million.

There would be no change to the surplus reported in the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2017

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Clinical and Support Services Society2

Canadian Blood Services3

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital4

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2017—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency5

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC2

Forestry Innovation Investment Ltd

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Real Estate Council of British Columbia2

Real Estate Foundation of British Columbia2

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2017—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post—Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority6

British Columbia Liquor Distribution Branch7

British Columbia Lottery Corporation7

British Columbia Railway Company8

Columbia Power Corporation6

Insurance Corporation of British Columbia9

Transportation Investment Corporation8

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 86) and on the Consolidated Statement of Operations by Sector (page 90).

2These organizations were included in operations for the first time during the fiscal year.

3This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

4During the fiscal year this organization wound up to become part of Northern Health Authority.

5During the fiscal year this organization wound up to become part of the Consolidated Revenue Fund.

6These organizations were included in the Natural Resources and Economic Development Sector results.

7These organizations were included in the General Government Sector results.

8These organizations were included in the Transportation Sector results.

9This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2017

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	1,691	1,811	2,186	2,028	13	8	896	1,425	324	114
Temporary investments	19	31	102	130	7	7			193	183
Accounts receivable	608	632	330	278	51	55	379	371	369	303
Inventories for resale	2	2	29	30					26	20
Due from Crown corporations and agencies	2	3	4	11	3	1			1	1
Due from other governments	55	66	58	51	33	34			64	66
Due from self—supported Crown corporations and agencies			44	33					74	333
Equity in self—supported Crown corporations and agencies			116	106					5,324	4,934
Loans, advances and mortgages receivable	5	5	961	965	1	1			216	253
Other in Investments	72	83	1,863	1,585	3	4	9	9	306	293
Sinking fund investments			39	35			1,087	1,580
Loans for purchase of assets, recoverable from agencies							33,444	30,638
	2,454	2,633	5,732	5,252	111	110	35,815	34,023	6,897	6,500

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2017

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	376	104	82	89	15	33	361	(114)	(2,136)	(2,039)	3,808	3,459
Temporary investments			102	82	1						424	433
Accounts receivable	36	47	340	289	87	80	2,078	1,813	(112)	(107)	4,166	3,761
Inventories for resale	11	12		6	2	2	4	5			74	77
Due from Crown corporations and agencies	41	43	546	15					(597)	(74)	0	0
Due from other governments	91	176	62	20	139	132	507	371			1,009	916
Due from self—supported Crown corporations and agencies						138	178	142			296	646
Equity in self—supported Crown corporations and agencies	(336)	(280)			2448	2,845	(41)	(74)			7,511	7,531
Loans, advances and mortgages receivable			309	240	1	1	826	737	(179)	(213)	2,140	1,989
Other investments	76	76	177	173	69	31					2,575	2,254
Sinking fund investments	86	80							(125)	(115)	1,087	1,580
Loans for purchase of assets, recoverable from agencies									(9,596)	(8,564)	23,848	22,074
	381	258	1,618	914	2,762	3,262	3,913	2,880	(12,745)	(11,112)	46,938	44,720

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2017

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,328	1,518	1,097	1,101	93	94	664	669	956	945
Employee future benefits	1,178	1,203	543	526	25	24			26	26
Due to other governments	59	49	13	12					30	10
Due to Crown corporations, agencies and trust funds	4	10	4	1	1	1	2,699	2,054
Due to the Province of British Columbia	1	5			4	4			10	10
Deferred revenue	2,224	2,031	3,532	3,082	8	9	119	138	1,382	1,923
Employee pension plans			186	244
Tax payer—supported debt	1,717	1,582	825	797			38,765	40,275	360	450
Self—supported debt							23,739	21,925
	6,511	6,398	6,200	5,763	131	132	65,986	65,061	2,764	3,364
Net assets (liabilities)	(4,057)	(3,765)	(468)	(511)	(20)	(22)	(30,171)	(31,038)	4,133	3,136

Non—financial Assets

Tangibe capital assets	7,665	7,203	14,807	14,283	185	196			2,291	2,330
Restricted assets	5	6	1,690	1,625
Prepaid program costs	300	288	70	72	1	1			211	178
Other assets			4	2			50	54
	7,970	7,497	16,571	15,982	186	197	50	54	2,502	2,508
Accumulated surplus (deficit)	3,913	3,732	16,103	15,471	166	175	(30,121)	(30,984)	6,635	5,644

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2017

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	556	390	559	180	242	265	749	658	(137)	(131)	6,107	5,689
Employee future benefits	29	27	11	10	37	35	223	218			2,072	2,069
Due to other governments		34	111	10	167	155	106	149			486	419
Due to Crown corporations, agencies and trust funds			67	65					(2,690)	(2,068)	85	63
Due to the Province of British Columbia			4	2					(19)	(21)	0	0
Deferred revenue	1,938	2,150	127	121	318	307	13	18			9,661	9,779
Employee pension plans							1	2			187	246
Tax payer—supported debt	10,221	9,438	246	332			161	145	(9,899)	(8,892)	42,396	44,127
Self—supported debt											23,739	21,925
	12,744	12,039	1,125	720	764	762	1,253	1,190	(12,745)	(11,112)	84,733	84,317
Net assets (liabilities)	(12,363)	(11,781)	493	194	1,998	2,500	2,660	1,690	0	0	(37,795)	(39,597)

Non—financial Assets

Tangible capital assets	13,702	13,820	1,519	1,411	70	55	1,081	1,001	(17)	(17)	41,303	40,282
Restricted assets											1,695	1,631
Prepaid program costs	22	22	36	34	2	2	339	294			981	891
Other assets	151	154			1						206	210
	13,875	13,996	1,555	1,445	73	57	1,420	1,295	(17)	(17)	44,185	43,014
Accumulated surplus (deficit)	1,512	2,215	2,048	1,639	2,071	2,557	4,080	2,985	(17)	(17)	6,390	3,417

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2017

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation
Contributions from the federal government	42	56	1,003	1,004	82	79			64	45
Fees and licenses	3,002	2,848	2,107	1,912	3	5			119	119
Miscellaneous	927	1,225	1,366	1,348	13	17			153	163
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	46	47	200	196	20	17			782	760
Natural resources									2,711	2,571
Investment income	23	17	197	216	2	2	1,296	1,218	21	47
Total revenue	4,040	4,193	4,873	4,676	120	120	1,296	1,218	3,850	3,705

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2017

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue

Taxation	543	529	87	86			26,463	23,711			27,093	24,326
Contributions from the federal government	94	72	244	147	120	7.8	6,518	6,166			8,167	7,647
Fees and licenses	64	61	30	25	859	842	29	27		(3)	6,213	5,836
Miscellaneous	81	40	368	113	176	151	518	333	(94)	(92)	3,508	3,298
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	(62)	(65)	30	20	(591)	(293)	2,413	2,335	(313)	(307)	2,525	2,710
Natural resources											2,711	2,571
Investment income	10	10	11	12	4	2	34	25	(356)	(335)	1,242	1,214
Total revenue	730	647	770	403	568	780	35,975	32,597	(763)	(737)	51,459	47,602

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2017

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	7,713	7,536	8,496	8,325	429	417			589	591
Government transfers	5,115	5,130	1,071	1,044	2,833	2,742			1,122	997
Operating costs	6,306	5,969	2,007	1,945	959	916			500	584
Interest	92	93	40	40			2,419	2,613	8	13
Amortization	548	547	729	722	19	18			103	106
Other	264	275	207	216	58	60			207	211
Operating expense	20,038	19,550	12,550	12,292	4,298	4,153	2,419	2,613	2,529	2,502
Surplus (deficit) for the Fiscal Year ended March 31	(15,998)	(15,357)	(7,677)	(7,616)	(4,178)	(4,033)	(1,123)	(1,395)	1,321	1,203

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2017

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
	$	$	$	$	$	$	$	$	$	$	$	$
Expense

Salaries and benefits	165	160	174	167	768	746	534	476			18,868	18,418
Government transfers	173	149	1,881	905	656	658	110	206	(224)	(217)	12,737	11,614
Operating costs	901	839	137	133	204	156	508	507	(4)	(3)	11,518	11,046
Interest	366	351	11	8			7	3	(356)	(335)	2,587	2,786
Amortization	538	533	65	59	21	15	88	86			2,111	2,086
Other	8		14	15	23	16	299	230	(179)	(182)	901	841
Operating expense	2,151	2,032	2,282	1,287	1,672	1,591	1,546	1,508	(763)	(737)	48,722	46,791
Surplus (deficit) for the Fiscal Year ended March 31	(1,421)	(1,385)	(1,512)	(884)	(1,104)	(811)	34,429	31,089	0	0	2,737	811

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2017

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	Transpor—	General	2017	2016
	Development[2]	Property[3]	tation[4]	Government[5]	Sub—Total	Sub—Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	146	27	11	103	287	312
Accounts receivable	1,200	1,531	38	63	2,832	2,370
Inventories	185			121	306	263
Other investments	710	15,467	2		16,179	15,366
Tangible capital assets	23,600	427	3,150	357	27,534	25,891
Other assets	6,648	74	1	45	6,768	6,959
Total Assets	32,489	17,526	3,202	689	53,906	51,161
Liabilities
Accounts payable and accrued liabilities	4,134	12,632	74	398	17,238	16,297
Deferred revenue	2,846	2,467	3	9	5,325	4,926
Due to Province of British Columbia	74			178	252	613
Debt due to Province of British Columbia	20,324		3,600	145	24,069	22,241
Other debt					0	0
	27,378	15,099	3,677	730	46,884	44,077

Equity
Investment by Province of British Columbia	46		150		196	196
Other comprehensive income	27	(33)	(150)	(24)	(180)	(414)
Unremitted earnings—end of year	5,038	2,460	(475)	(17)	7,006	7,302
	5,111	2,427	(475)	(41)	7,022	7,084
Total Liabilities and Equity	32,489	17,526	3,202	689	53,906	51,161

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2017—Continued

	In Million
				Protection of
		Natural		Persons and
	Education	Resources	Transportation	Property	2017	2016
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	subsidiaries[9]	Grand Total	Grand Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	64	27	92	1	471	469
Accounts receivable	46	16	3		2,897	2,461
Inventories	86				392	356
Other investments	23		142	50	16,394	15,526
Tangible capital assets	418	208	164		28,324	26,644
Other assets	2	194	1		6,965	7,155
Total Assets	639	445	402	51	55,443	52,611
Liabilities
Accounts payable and accrued liabilities	55	16	234	20	17,563	16,609
Deferred revenue	13		29	10	5,377	4,971
Due to Province of British Columbia	44				296	646
Debt due to Province of British Columbia	71				24,140	22,319
Other debt	340	216			556	535
	523	232	263	30	47,932	45,080

Equity
Investment by Province of British Columbia	69	197	107		569	568
Other comprehensive income	(1)		(8)	1	(188)	(424)
Unremitted earnings—end of year	48	16	40	20	7,130	7,387
	116	213	139	21	7,511	7,531
Total Liabilities and Equity	639	445	402	51	55,443	52,611

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of BC.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2017

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and	Transpor—	General	2017	2016
	Development[2]	Property[3]	tation[4]	Government[5]	Sub—Total	Sub—Total
	$	$	$	$	$	$
Revenue	5,939	5,644	151	6,487	18,221	17,487
Expense	5,215	6,256	232	4,074	15,777	14,830
Net earnings of self—supported Crown corporations and agencies	724	(612)	(81)	2,413	2,444	2,657
Dividends	(327)			(2,158)	(2,485)	(2,552)
Adjustments to dividends				(255)	(255)	(249)
Transfers (to) from deferred revenue					0	0
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	397	(612)	(81)	0	(296)	(144)
Unremitted earnings—beginning of year	4,641	3,072	(394)	(17)	7,302	7,446
Adjustments to unremitted earnings					0	0
Unremitted earning—end of year	5,038	2,460	(475)	(17)	7,006	7,302
Accumulated other comprehensive income—beginning of year.	43	(227)	(173)	(57)	(414)	233
Adjustments to accumulated other comprehensive income					0	0
Other comprehensive income	(16)	194	23	33	234	(647)
Accumulated other comprehensive income—end of year	27	(33)	(150)	(24)	(180)	(414)
Investment by Province of British Columbia	46		150		196	196
Equity in self—supported Crown corporations and agencies for the year	5,111	2,427	(475)	(41)	7,022	7,084

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2017—Continued

	In Millions
				Protection of
		Natural		Persons and
	Education	Resources	Transportation	Property	2017	2016
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	subsidiaries[9]	Grand Total	Grand Total
	$	$	$	$	$	$
Revenue	45	75	25	25	18,391	17,618
Expense	31	35	18	5	15,866	14,908
Net earnings of self—supported Crown corporations and agencies	14	40	7	20	2,525	2,710
Dividends	(7)	(31)	(5)		(2.528)	(2,585)
Adjustments to dividends					(255)	(249)
Transfers (to) from deferred revenue	1				1	26
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	8	9	2	20	(257)	(98)
Unremitted earnings—beginning of year	(18)	7	38		7,329	7,485
Adjustments to unremitted earnings	58				58
Unremitted earnings—end of year	48	16	40	20	7,130	7,387
Accumulated other comprehensive income—beginning of year.	(2)		(8)		(424)	223
Adjustments to accumulated other comprehensive income
Other comprehensive income	1			1	236	(647)
Accumulated other comprehensive income—end of year	(1)	0	(8)	1	(188)	(424)
Investment by Province of British Columbia	69	197	107		569	568
Equity in self—supported Crown corporations and agencies for the year	116	213	139	21	7,511	7,531

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

9Real Estate Errors and Omissions Insurance Corporation, a subsidiary of Real Estate Council of BC.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2017

	In Millions
			Highway	Transport—	Computer
	Land and Land		Infrastruc—	ation	Hardware/		2017	2016
	Improvements	Building	ture	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	4,947	32,340	18,666	4,051	3,654	6,295	69,953	67,262
Additions	215	1,784	590	219	377	474	3,659.	3,457
Disposals and valuation adjustments	(45)	(85)	(10)	(444)	(190)	(346)	(1,120)	(766)
	5,117	34,039	19,246	3,826	3,841	6,423	72,492	69,953

Accumulated Amortization
Opening balance	(266)	(12,062)	(9,045)	(1,322)	(2,471)	(4,505)	(29,671)	(28,234)
Amortization expense	(20)	(827)	(481)	(83)	(259)	(441)	(2,111)	(2,086)
Effect of disposals and valuation adjustments	5	46	3	13	190	336	593	649
	(281)	(12,843)	(9,523)	(1,392)	(2,540)	(4,610)	(31,189)	(29,671)
Net book value for the year ended March 31, 2017	4,836	21,196	9,723	2,434	1,301	1,813	41,303

Net book value for the year ended March 31, 2016	4,681	20,278	9,621	2,729	1,183	1,790		40,282

1This statement includes assets that are held on capital leases at March 31, 2017 at a gross value of $375 million less accumulated amortization of $(204) million for a net book value totalling $171 million (2016: gross value of $371 million less accumulated amortization of $(197) million for a net book value of $174 million) comprised of: heavy equipment gross $4 million less accumulated amortization $(2) million for a net book value of $2 million (2016: gross $4 million less accumulated amortization $(3) million for a net book value of $1 million); computer hardware/software gross $162 million less accumulated amortization $(139) million for a net book value of $23 million (2016: gross $155 million less accumulated amortization $(134) million for a net book value of $21 million); buildings gross $183 million less accumulated amortization $(39) million for a net book value of $144 million (2016: gross $183 million less accumulated amortization $(34) million for a net book value $149 million); and other assets gross $26 million less accumulated amortization $(24) million for a net book value of $2 million (2016: gross $29 million less accumulated amortization $(26) million for a net book value of $3 million).

2Historical cost includes work—in—progress at March 31, 2017 totalling $3,293 million (2016: $3,817 million) comprised of: buildings $2,227 million (2016: $1,873 million); land improvements $26 million (2016: $29 million); highway infrastructure $353 million (2016: $342 million); transportation equipment $116 million (2016: $1,109 million); computer hardware/software $497 million (2016: $423 million); and specialized equipment $74 million (2016: $41 million). Work—in—progress is not amortized. Work—in—progress includes capitalized interest expense at March 31, 2017 totalling $38 million (2016: $26 million).

3”Other” at net book value includes office furniture and equipment $626 million (2016: $615 million), vehicles $95 million (2016: $85 million), machinery $913 million (2016: $912 million) and miscellaneous $179 million (2016: $178 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2017

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2017		2016
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375	2	375	2
Subtotal, general government	375	2	375	2
Health and education:
Financial Administration Act student aid loans			2
Subtotal, health and education	0	0	2	0

Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	12	5	10	6
Subtotal, natural resources and economic development	12	5	10	6
Total taxpayer—supported guaranteed debt	387	7	387	8

Self—supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self—supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	397	17	397	18
Provision for probable payout		(7)		(7)
Net total, all guaranteed debt	397	10	397	11

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2016: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)             the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)    the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)
BC Games Society	3	(3)
BC Immigrant Investment Fund Ltd	17	(3)	14	(3)		11
British Columbia Innovation Council	15	(15)		(1)		(1)
BCNET	14	(15)	(1)			(1)
B.C. Pavilion Corporation	120	(123)	(3)	(21)		(24)
BC Transportation Financing Authority	676	(1,132)	(456)	(127)	5	(578)
British Columbia Assessment Authority[3]	94	(92)	2			2
British Columbia Housing Management Commission	1,343	(1,144)	199	3		202
British Columbia Public School Employers’ Association	5	(4)	1	1		2
British Columbia Securities Commission	49	(47)	2			2
British Columbia Transit	293	(293)		(8)		(8)
Canadian Blood Services	189	(181)	8	4		12
Columbia Basin Trust	19	(44)	(25)	5	31	11
Community Living British Columbia	892	(892)		4		4
Community Social Services Employers’ Association of British Columbia	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp	53	(53)		(1)		(1)
First Peoples’ Heritage, Language and Culture Council	5	(5)
Forest Enhancement Society of BC	151		151			151
Forestry Innovation Investment Ltd	22	(22)
Health Employers Association of British Columbia	19	(19)		(1)		(1)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2017—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations) —Continued
Industry Training Authority	109	(117)	(8)	1		(7)
Knowledge Network Corporation	14	(12)	2	(1)		1
Legal Services Society	82	(82)
Nechako—Kitamaat Development Fund Society	1	(1)
Oil and Gas Commission	55	(66)	(11)	3		(8)
Organized Crime Agency of British Columbia Society	6	(7)	(1)			(1)
Partnerships British Columbia Inc	10	(9)	1			1
Post—Secondary Employers’ Association	2	(2)
Private Career Training Institutions Agency	2	(2)			(1)	(1)
Provincial Rental Housing Corporation	359	(64)	295	(23)		272
Real Estate Council of British Columbia	6	(3)	3	3		6
Real Estate Foundation of British Columbia	1	1	2	12		14
The British Columbia Council for International Education	3	(3)
The Royal British Columbia Museum Corporation	22	(22)
Taxpayer—supported Crown corporations and agencies	4,655	(4,480)	175	(150)	35	60

SUCH Sector
School Districts	6,131	(6,055)	76	159		235
Universities	4,571	(4,370)	201	79	7	287
Colleges and Institutes	1,241	(1,213)	28	6		34
Health Authorities	14,028	(14,005)	23	199		222
Hospital Societies	1,091	(1,102)	(11)	(19)		(30)
SUCH sector	27,062	(26,745)	317	424	7	748
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	31,717	(31,225)	492	274	42	808

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2017—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self—supported (Government Enterprises)
British Columbia Hydro and Power Authority	5,874	(5,190)	684		(258)	426
British Columbia Liquor Distribution Branch	3,343	(2,260)	1,083		(1,083)
British Columbia Lottery Corporation	3,144	(1,814)	1,330		(1,330)
Columbia Power Corporation	65	(25)	40		(69)	(29)
Insurance Corporation of British Columbia[3]	5,644	(6,256)	(612)			(612)
Transportation Investment Corporation	151	(232)	(81)			(81)
Sub—total	18,221	(15,777)	2,444	0	(2,740)	(296)
British Columbia Railway Company[4]	25	(18)	7		(5)	2
Columbia Basin Trust joint ventures[5]	75	(35)	40		(31)	9
Real Estate Errors and Omissions Insurance Corporation[6]	25	(5)	20			20
Great Northern Way Campus Trust[7]	28	(14)	14		(2)	12
Heritage Realty Properties Ltd[8]	7	(8)	(1)			(1)
SFU Community Trust				2		2
UBC Properties Investments Ltd	(1)		(1)	(1)	(4)	(6)
Vancouver Island Technology Park Trust[8]	6	(4)	2		(1)	1
Miscellaneous	5	(5)
Sub—total	170	(89)	81	1	(43)	39
Net impact of self—supported Crown corporations and agencies	18,391	(15,866)	2,525	1	(2,783)	(257)

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority include a stub period reversal of January—March 2016 and an inclusion of the stub period of January—March 2017. The revenue and expenses reported for the Insurance Corporation of British Columbia were for 15 months ended March 31, 2017. The stub period of January—March 2016 was reversed.

4Subsidiary of B.C. Transportation Financing Authority.

5Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co—owned with Columbia Power Corporation.

6Subsidiary of Real Estate Council of British Columbia.

7Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

8Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

SUCH 1 Statement of Financial Position

as at March 31, 2017

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2017	2016
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,672	391	321	1,458	3,842	3,791
Temporary investments	20	68	14	21	123	164
Accounts receivable	194	235	30	58	517	635
Inventories for resale	17	18	8	2	45	48
Due from Crown corporations, agencies and trust funds	162	12	15	3	192	252
Due from other governments	33	21	6	4	64	47
Due form self—supported Crown corporations and agencies		44			44	28
Equity in self—supported Crown corporations and agencies		95	20	1	116	75
Loans, advances and mortgages receivable	161	31			192	37
Other investments	6	2,048	75	81	2,210	1,918
Sinking fund investments		35	8		43	39
Financial assets before accounting adjustments	2,265	2.998	497	1,628	7,388	7,034
Policy accounting adjustments	(14)	(340)	(9)	33	(330)	(258)
Financial assets	2,251	2,658	488	1,661	7,058	6,776

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

SUCH 1 Statement of Financial Position

as at March 31, 2017—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2017	2016
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	880	394	119	396	1,789	1,989
Employee future benefits	1,155	188	83	237	1,663	1,668
Due to other governments	38	5	3		46	34
Due to Crown corporations, agencies and trust funds	12	3	4	2	21	25
Deferred revenue	6,390	5,320	1,090	5,845	18,645	17,507
Taxpayer—supported debt	1,718	696	109	19	2,542	2,380
Liabilities before accounting adjustments	10,193	6,606	1,408	6,499	24,706	23,603
Policy accounting adjustments	(4,363)	(2,496)	(818)	(5,399)	(13,076)	(12,575)
Liabilities	5,830	4,110	590	1,100	11,630	11,028
Net liabilities	(3,579)	(1,452)	(102)	561	(4,572)	(4,252)
Non—financial Assets
Tangible capital assets	7,721	6,031	1,277	7,486	22,515	21,514
Restricted assets	5	1,669	39	2	1,715	1,613
Prepaid program costs	245	40	6	8	299	292
Other assets			1	3	4	1
Non—financial assets before accounting adjustments	7,971	7,740	1,323	7,499	24,533	23,420
Policy accounting adjustments	(169)	(12)	(8)		(189)	(153)
Non—financial assets	7,802	7,728	1,315	7,499	24,344	23,267
Accumulated surplus (deficit)	4,223	6,276	1,213	8,060	19,772	19,015

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2017	2016
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	27	441	18	16	502	535
Fees and licenses	404	1,402	426	262	2,494	2,269
Contributions from the provincial government/Crown corporations and agencies	13,335	1,676	671	5,495	21,177	20,499
Miscellaneous	470	923	124	340	1,857	2,068
Investment income	16	139	5	18	178	210
Total revenue	14,252	4,581	1,244	6,131	26,208	25,581

Expense
Salaries and benefits	7,513	2,753	830	4,888	15,984	15,591
Government transfers		225	15		240	228
Operating costs	6,013	901	233	865	8,012	7,616
Interest	93	35	4	1	133	134
Amortization	520	342	87	295	1,244	1,224
Other	101	114	44	6	265	268
Total operating expense	14,240	4,370	1,213	6,055	25,878	25,061
Surplus (deficit) for the year before accounting adjustments	12	211	31	76	330	520
Policy accounting adjustments	180	79	6	159	424	252
Surplus (deficit) for the year	192	290	37	235	754	772

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20171

(Unaudited)

				Variance
				2016/17	2016/17
	2016/17	2016/17	2015/16	Actual	vs
	Budget	Actual	Actual	To Budget	2015/16
Consolidated Revenue Fund[2]	27,400	27,940	27,192	540	748
Taxpayer—supported Crown corporations and agencies[3]	4,823	4,850	4,803	27	47
Total staff utilization	32,223	32,790	31,995	567	795

The table above provides a summary of full—time equivalent (FTE) employment.

1Staff utilization is the full—time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer—supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self—supported Crown corporations and agencies.

2See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

3See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2017

(Unaudited)

	In Millions
	2017	2016
	$	$
Financial Assets
Cash and cash equivalents	1,298	1,361
Accounts receivable	3,544	3,073
Inventories for resale	38	33
Due from other governments	847	819
Due from Crown corporations and agencies	256	615
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,789	1,707
Other investments	342	339
Loans for purchase of assets, recoverable from agencies	33,444	30,638
	42,152	39,179
Liabilities
Accounts payable and accrued liabilities	3,574	3,526
Employee future benefits	326	316
Due to other governments	438	381
Due to Crown corporations, agencies and trust funds	2,953	2,356
Deferred revenue	1,680	2,223
Employee pension plans	187	246
Taxpayer—supported debt	38,042	39,028
Self—supported debt	23,549	21,753
	70,749	69,829
Net assets (liabilities)	(28,597)	(30,650)

Non—financial Assets
Tangible capital assets	2,688	2,627
Prepaid program costs	599	522
Other assets	50	55
	3,337	3,204
Accumulated operating result	(25,260)	(27,446)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017		2016
	Estimated [2]	Actual	Actual
	$	$	$
Revenue
Taxation	23,606	26,387	23,638
Contributions from the federal government	6,634	6,705	6,300
Other revenue	3,555	3,709	3,398
Dividends	2,409	2,485	2,551
Natural resources	2,198	2,563	2,426
	38,402	41,849	38,313
Expense
Health	18,841	18,693	18,057
Education	8,461	8,319	8,138
Social services	4,211	4,185	4,032
Interest[3]	1,152	1,123	1,400
Natural resources and economic development	1,660	2,238	2,166
Transportation	807	792	788
Other	1,205	1,764	721
Protection of persons and property	1,270	1,435	1,350
General government	985	1,115	1,065
	38,592	39,664	37,717
Operating result for the year before unusual items	(190)	2185	596
Liquidation dividends		1
Operating result for the year	(190)	2,186	596

Accumulated operating result —beginning of year		(27,446)	(28,042)
Accumulated operating result—end of year		(25,260)	(27,446)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 16, 2016. It does not include other authorizations granted under statutory authority of $1,630 million (2016: $798 million).

3Interest expense does not include the following: interest of $1,246 million (2016: $1,184 million) on cost of borrowing for relending to government bodies; and interest of $47 million (2016: $30 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

General Fund

Statement of Financial Position

as at March 31, 2017

(Unaudited)

	In Millions
	2017	2016
	$	$
Financial Assets
Cash and cash equivalents	795	1,361
Accounts receivable	3,544	3,073
Inventories for resale	38	33
Due from other governments	847	819
Due from Crown corporations and agencies	256	615
Investments in Crown corporations and agencies	594	594
Loans, advances and mortages receivable	1,789	1,707
Other investments	342	339
Loans for purchase of assets, recoverable from agencies	33,444	30,638
	41,649	39,179
Liabilities
Accounts payable and accrued liabilities	3,574	3,526
Employee future benefits	326	316
Due to other governments	438	381
Due to Crown corporations, agencies and trust funds	2,953	2,456
Deferred revenue	1,680	2,223
Employee pension plans	187	246
Taxpayer—supported debt	38,042	39,028
Self—supported debt	23,549	21,753
	70,749	69,929
Net assets (liabilities)	(29,100)	(30,750)

Non—financial Assets
Tangible capital assets	2,688	2,627
Prepaid program costs	599	522
Other assets	50	55
	3,337	3,204
Accumulated operating result	(25,763)	(27,546)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017		2016
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	23,606	26,387	23,638
Contributions from the federal government	6,634	6,705	6,300
Other revenue	3,552	3,706	3,398
Dividends	2,409	2,485	2,551
Natural resources	2,198	2,563	2,426
	38,399	41,846	38,313
Expense
Health	18,841	18,693	18,057
Education	8,461	8,319	8,138
Social services	4,211	4,185	4,032
Interest	1,152	1,123	1,400
Natural resources and economic development	1,660	2,238	2,166
Transportation	807	792	788
Other	1,205	1,764	721
Protection of persons and property	1,270	1,435	1,350
General government	985	1,515	1,165
	38,592	40,064	37,817
Operating result for the year before unusual items	(193)	1,782	496
Liquidation dividend		1
Operating result for the year	(193)	1,783	496

Accumulated operating result opening balance		(27,546)	(28,042)
Accumulated operating result ending balance		(25,763)	(27,546)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2017

(Unaudited)

	In Millions
	2017	2016
	$	$
Financial Assets
Cash and cash equivalents	503
Due from general fund		100
	503	100
Liabilities
	0	0
Net assets (liabilities)	503	100

Non—financial Assets
	0	0
Accumulated operating result	503	100

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017		2016
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	3	3
Inter—fund transfer		400	100
	3	403	100
Expense
	0	0	0
Operating result for the year before unusual items	3	403	100
Operating result for the year	3	403	100

Accumulated operating result opening balance		100	0
Accumulated operating result ending balance		503	100

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017			2016
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			2,186	596
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets.			214	208
Amortization of public debt deferred revenue and deferred charges			77	330
Concessionary loan adjustments (decreases)			(6)	(11)
(Gain) or loss on sale of tangible capital assets			(214)	(24)
Valuation adjustments			27	28
Accounts receivable (increases)			(473)	(137)
Due from other governments (increases)			(28)	(40)
Due from self—supported Crown corporation and agencies decreases			359	21
Accounts payable increases			48	312
Employee future benefits increases			10
Due to other governments increases (decreases)			57	(296)
Due to Crown corporations, agencies and funds increases			597	340
Employee pension plan (decreases)			(59)	(15)
Items applicable to future operations (decreases)			(626)	(851)
Cash derived from operations			2,169	461

Capital Transactions
Tangible capital assets dispositions (acquistions)	239	(301)	(62)	(261)
Cash (used for) capital	239	(301)	(62)	(261)

Investment Transactions
Loans, advances and mortgages receivable issues	226	(326)	(100)	(90)
Other investments—net increases	15	(18)	(3)	(2)
Cash (used for) investments	241	(344)	(103)	(92)
Total cash inflows			2,004	108

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2017—Continued

(Unaudited)

	In Millions
	2017			2016
	Receipts	Disbursements	Net	Net
	$	$	$	$

Total cash inflows carried forward from previous page			2,004	108

Financing Transactions[1]
Public debt increases	27,861	(27,081)	780	2,046
Derived from Warehouse Borrowing Program investment	670	(670)
(Used for) purchase of assets, recoverable from agencies	13,100	(15,947)	(2,847)	(2,164).
Cash (used for) financing	41,631	(43,698)	(2,067)	(118)
(Decrease) in cash and cash equivalents			(63)	(10)
Cash and cash equivalents—beginning of year			1,361	1,371
Cash and cash equivalents—end of year			1,298	1,361

Cash and cash equivalents are made up of:
Cash			1,229	1,289
Cash equivalents			69	72
			1,298	1,361

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017		2016
	Estimated	Actual	Actual
	$	$	$

Taxation Revenue[1]
Personal income	8,216	9,704	8,380
Provincial sales	6,289	6,594	6,038
Harmonized sales		5	(54)
Corporate income	2,791	3,003	2,787
Property	2,126	2,123	2,063
Carbon	1,234	1,220	1,190
Property transfer	1,239	2,026	1,533
Tobacco	755	737	733
Fuel	513	502	520
Other	520	548	520
Commissions on collection of public funds	(66)	(66)	(64)
Valuation adjustments	(11)	(9)	(8)
Total taxation revenue	23,606	26,387	23,638
Contributions from the Federal Government
Canada health and social transfers	6,471	6,495	6,149
Other contributions	163	210	151
Total contributions from the federal government	6,634	6,705	6,300
Other Revenue
Medical Services Plan premiums	2,478	2,492	2,354
Motor vehicle licences and permits	527	529	521
Other fees and licences	384	406	399
Investment earnings	84	42	63
Miscellaneous	227	202	219
Asset dispositions	31	214	24
Commissions on collection of public funds	(7)	(8)	(8)
Valuation adjustments	(169)	(168)	(174)
Total other revenue	3,555	3,709	3,398
Dividends
Self—supported Crown corporations
British Columbia Hydro and Power Authority	259	259	326
British Columbia Liquor Distribution Branch	983	1,083	1,031
British Columbia Lottery Corporation	985	1,074	1,054
Columbia Power Corporation	32	69	2
Insurance Corporation of British Columbia	150		138
Total dividends	2,409	2,485	2,551

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2017—Continued

(Unaudited)

	In Millions
	2017		2016
	Estimated	Actual	Actual

Natural Resource Revenue[2]
Petroleum, natural gas and minerals	864	1,130	1,076
Forests	789	889	842
Water and other	552	546	515
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(1)	(6)
Total natural resource revenue	2,198	2,563	2,426
Net Consolidated Revenue Fund Revenue	38,402	41,849	38,313

Liquidation Dividends		1

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Finance
British Columbia Transit	(12)	(12)	(12)
BC Transportation Financing Authority	(430)	(462)	(447)
Cowichan Tribes	(3)	(3)	(3)
Municipalities or Eligible Entities	(41)	(54)	(44)
Rural Areas	(338)	(343)	(330)
South Coast British Columbia Transportation Authority	(356)	(385)	(376)
Ministry of Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(7)	(7)
Ministry of Natural Gas Development
Oil and Gas Commission	(33)	(35)	(34)
Total	(1,219)	(1,301)	(1,253)

1Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $96 million (2016: $89 million) and corporate income tax were $100 million (2016: $89 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $157 million (2016: $147 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $19 million (2016: $21 million).

Property tax revenue was recorded net of home owner grants of $797 million (2016: $789 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $363 million (2016: $348 million). Natural resource revenue includes mining taxes of $258 million (2016: $103 million) and logging taxes of $30 million (2016: $38 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,148 million (2016: $1,918 million), road credits of $9 million (2016: $29 million) and summer drilling credits of $3 million (2016: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	69,565		69,565	64,469
Officers of the Legislature	53,576	14,654	68,230	66,681
Office of the Premier	8,998	581	9,579	9,570
Aboriginal Relations and Reconciliation	85,772	142,586	228,358	224,033
Advanced Education	1,985,501	5,706	1,991,207	1,991,183
Agriculture	81,472	6,108	87,580	87,340
Children and Family Development	1,451,160		1,451,160	1,446,947
Community, Sport and Cultural Development	258,579	388,746	647,325	646,245
Education	5,608,854	113,542	5,722,396	5,721,573
Energy and Mines	28,211	13,612	41,823	41,816
Environment	149,745	9,624	159,369	159,215
Finance	253,423	915,107	1,168,530	1,057,395
Forests, Lands and Natural Resource Operations	670,991	217,515	888,506	886,330
Health	17,967,956		17,967,956	17,948,749
International Trade	50,291	3,855	54,146	54,126
Jobs, Tourism and Skills Training	196,734	13,600	210,334	210,306
Justice	490,996	57,137	548,133	547,487
Natural Gas Development	452,920	1,535	454,455	451,220
Public Safety and Solicitor General	681,337	35,240	716,577	716,495
Small Business and Red Tape Reduction	3,862		3,862	3,803
Social Development and Social Innovation	2,739,239		2,739,239	2,739,137
Technology, Innovation and Citizens’ Services	491,997	7,097	499,094	497,629
Transportation and Infrastructure	857,824	114,076	971,900	971,532
Management of Public Funds and Debt	1,152,125		1,152,125	1,123,187
Contingencies (All Ministries) and New Programs[1]	450,000	(430,610)	19,390	2,672
Capital Funding	1,303,378		1,303,378	956,353
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	1,039,000		1,039,000	1,030,901
Auditor General for Local Government	2,595		2,595	2,260
Environmental Appeal Board and Forest Appeals Commission	2,083		2,083	1,654
Forest Practices Board	3,814		3,814	3,813
Total expense	38,592,000	1,629,711	40,221,711	39,664,121

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2017—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations
Voted expense	38,155,598	704,902	38,860,500	38,303,736
Statutory
Various Acts		617,636	617,636	617,636
Special Accounts	469,997	1,013,079	1,483,076	1,480,791
Inter—account transfers	(33,595)	(305,906)	(339,501)	(338,042)
Inter—fund transfers		(400,000)	(400,000)	(400,000)
Total expense by appropriation 2016/17	38,592,000	1,629,711	40,221,711	39,664,121

Total expense by appropriation 2015/16	37,163,000	797,553	37,960,553	37,717,147

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		181,039	181,039	181,039
Legislative Assembly	2,422		2,422	1,005
Officers of the Legislature	1,305		1,305	1,213
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1		1
Advanced Education	504	20	524	524
Agriculture	1,168		1,168	678
Children and Family Development	1,519		1,519	1,464
Community, Sport and Cultural Development	1,074		1,074	292
Education	1,138		1,138	524
Energy and Mines	755		755	697
Environment	30,937		30,937	30,871
Finance	1,545,162	107,092	1,652,254	1,608,535
Forests, Lands and Natural Resource Operations	173,597	11,605	185,202	179,022
Health	3,948		3,948	1,689
International Trade	1		1
Jobs, Tourism and Skills Training	4	1,897	1,901	1,901
Justice	8,830		8,830	5,896
Natural Gas Development	32,618	2,954	35,572	35,571
Public Safety and Solicitor General	16,342		16,342	5,982
Small Business and Red Tape Reduction	319		319	303
Social Development and Social Innovation	4,034		4,034	516
Technology, Innovation and Citizens’ services	209,159		209,159	177,055
Transportation and Infrastructure	4,072	514	4,586	4,586
Contingencies (All Ministries) and New Programs	93,373	(10,574)	82,799
Total financing transaction disbursements	2,132,283	294,547	2,426,830	2,239,363

Summary of Appropriations
Loans, investments and other requirements	479,689	212,255	691,944	637,472
Revenue collected for, and transferred to, other entities	1,218,997	82,292	1,301,289	1,301,277
Capital expenditures	433,597		433,597	300,614
Total financing transactions by appropriation	2,132,283	294,547	2,426,830	2,239,363

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education		35
Ministry of Children and Family Development		1
Ministry of Finance	62	25	2
Ministry of Forests, Lands and Natural Resource Operations		1
Ministry of Health	4
Ministry of Justice	2
Ministry of Public Safety and Solicitor General	4
Ministry of Social Development and Social Innovation	2	8
Ministry of Technology, Innovation and Citizens’ Services	1
Total 2016/17	75	70	2

Total 2015/16	72	93	0

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2017 was $65,883 million, which consists of $66,135 million in the Summary Financial Statements in addition to $818 million of non—guaranteed debt and $17 million of guaranteed debt less $1,087 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Provincial Debt

as at March 31, 2017

(Unaudited)

The accumulated provincial net debt of $65,883 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2017, taxpayer—supported net debt totalled $41,506 million including debt incurred for government operating purposes ($4,644 million), educational facilities ($13,457 million), health facilities ($7,552 million), transportation infrastructure ($12,249 million), and other debt ($3,604 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2017, self—supported debt totalled $24,377 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($19,692 million), the Transportation Investment Corporation ($3,430 million), Columbia River power projects ($448 million), Columbia Power Corporation ($291 million), British Columbia Lottery Corporation ($145 million), commercial subsidiaries of certain post—secondary institutions ($340 million), and debt of other government business enterprise ($31 million).

Chart 1 — Provincial debt as at March 31, 2017

In Millions/Percent of Total

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $591 million in 2016/17 when compared to the prior year. This includes a decrease in taxpayer—supported debt of $1,221 million and an increase in self—supported debt of $1,812 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2017.

Taxpayer—supported Debt—Decreased by $1,221 million due to a $3,390 million decrease to government direct operating debt and $163 million for other taxpayer—supported entities. This was offset by new capital financing requirements of $693 million in the education sector, $554 million in the health sector, $784 million in the transportation sector, and $301 million for provincial government general capital.

Self—supported Debt—Increased by $1,812 million due to new capital financing requirements of $1,764 million by BC Hydro and Power Authority, $41 million by Transportation Investment Corporation, and $30 million by the commercial subsidiaries of certain post-secondary institutions, offset by decreases of $11 million by Columbia River power projects, $5 million by British Columbia Lottery Corporation, $5 million by Columbia Power Corporation, and $2 million by other government business enterprises.

Chart 2 — Change in provincial debt for the year ended March 31, 2017

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer—supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2017

(Unaudited)

	In Millions
	2017	2016
	$	$

(Surplus) for the year	(2,737)	(811)

Taxpayer—supported debt decreased by:
Non—cash expenses included in (surplus)	(1,823)	(2,217)
Accounts receivable, accounts payable and other working capital net changes	433	617
	(1,390)	(1,600)

Taxpayer—supported debt increased by:
Self—supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	(241)	(16)
Tangible capital asset net acquisitions	2,582	2,975
Net increases in loans, advances and investments	565	299
	2,906	3,258
Net (decrease) increase in taxpayer—supported debt	(1,221)	847
Taxpayer—supported debt—beginning of year	42,727	41,880
Taxpayer—supported debt—end of year	41,506	42,727
Self—supported debt	24,377	22,565
Total debt[1]	65,883	65,292

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2017

(Unaudited)

	In Millions
	2017	2016
	$	$

Total debt	65,883	65,292

Debt included as part of equity in self—supported Crown corporations and agencies	(818)	(802)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(17)	(18)
Sinking fund investments	1,087	1,580
Summary Financial Statements’ debt	66,135	66,052

Comprised of:
Taxpayer—supported debt	42,396	44,127
Self—supported debt	23,739	21,925
Summary Financial Statement’ debt	66,135	66,052

1See Summary of Provincial Debt, page 139.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $591 million compared to a budgeted increase of $2,398 million resulting in a $1,807 million improvement over budget net of the $350 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt decreased by $1,221 million compared to a budgeted increase of $500 million. The $1,721 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($1,571 million) and transportation ($226 million) offset by higher than forecasted borrowing for education ($57 million) and other capital investments ($19 million).

Self—supported debt increased by $1,812 million compared to a budgeted increase of $1,548 million. The $264 million increase over budget is due to higher than forecasted borrowing for British Columbia Hydro and Power Authority ($132 million), Transportation Investment Corporation ($21 million), Columbia River power projects ($5 million), and commercial subsidiaries of certain post—secondary institutions ($118 million) offset by lower than forecasted borrowing for British Columbia Lottery Corporation ($11 million) and other government business enterprises ($1 million).

Chart 3 — Change in provincial debt1 (actual vs budget) for the year ended March 31, 2017

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Interprovincial Comparison of Taxpayer—supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

1Figure for Newfoundland has been restated to reflect latest Moody’s report.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2016 are 16.5%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Interprovincial Comparison of Taxpayer—supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2016 are 4.2%.

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (the Government), which comprise the summary of provincial debt as at March 31, 2017, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2017.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report

Basis for Qualified Opinion

Classification of the debt of the Transportation Investment Corporation

Government has determined that the Transportation Investment Corporation is a government business enterprise, and has therefore classified the debt of the Transportation Investment Corporation as self-supported debt. Under Canadian public sector accounting standards, to be classified as a government business enterprise, an organization must be able to maintain its operations and meet its liabilities from revenues received from outside the government reporting entity. Based on the conditions that existed as of March 31, 2017, in my opinion, the Transportation Investment Corporation does not meet this criteria and, therefore, is inappropriately classified as a government business enterprise. As a result, for the year ending March 31, 2017 the material changes to the debt-related statements would be as follows:

Taxpayer-supported debt	$3,430 million increase
Self-supported debt	$3,430 million decrease
Taxpayer-supported debt to revenue (per cent)	6.9 increase
Taxpayer-supported debt per capita ($)	722 increase
Taxpayer-supported debt to GDP (per cent)	1.3 increase

Qualified Opinion

I report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary of provincial debt as at March 31, 2017, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

/s/ Carol Bellringer

Victoria, British Columbia	Carol Bellringer, FCPA, FCA
August 11, 2017	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary of Provincial Debt1

as at March 31

	In Millions
	2017	2016	2015	2014	2013
	$	$	$	$	$
Taxpayer—supported Debt
Provincial government direct operating
Provincial government operating	1,948	5,338	6,584	7,527	6,712
Provincial government general capital	2,696	2,696	2,696	2,696	2,696
	4,644	8,034	9,280	10,223	9,408
Education[2]
Schools	8,473	8,033	7,600	7,245	6,830
Post—secondary institutions	4,984	4,731	4,518	4,386	4,315
	13,457	12,764	12,118	11,631	11,145
Health facilities[2]	7,552	6,998	6,522	6,038	5,691
Highways, ferries and public transit
BC Transportation Financing Authority	9,981	9,185	8,428	7,912	7,084
British Columbia Transit	94	106	123	143	163
Public transit[2]	1,000	1,000	1,000	1,000	1,000
SkyTrain extension[2]	1,174	1,174	1,174	1,174	1,174
	12,249	11,465	10,725	10,229	9,421
Other
BC Pavilion Corporation	376	389	381	382	383
Provincial government general capital	2,288	1,987	1,698	1,372	1,073
Social Housing[3]	695	760	715	719	658
Other[4]	245	330	441	474	403
	3,604	3,466	3,235	2,947	2,517
Total taxpayer—supported debt	41,506	42,727	41,880	41,068	38,182

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2017	2016	2015	2014	2013
	$	$	$	$	$
Self—supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[5]	19,692	17,928	16,544	15,559	14,167
British Columbia Lottery Corporation	145	150	140	155	132
Columbia Power Corporation	291	296	300
Columbia River power prohects[6]	448	459	464	470	475
Post—secondary institutions’ subsidiaries[7]	340	310	222	198	215
Transportation Investment Corporation	3,430	3,389	3,335	3,209	2,610
Other[8]	31	33	35	34	35
Total self—supported debt	24,377	22,565	21,040	19,625	17,634
Total provincial debt	65,883	65,292	62,920	60,693	55,816

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

4Includes debt of other taxpayer—supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic development and home mortgage assistance programs.

5Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million).

6Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

7Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd.

8Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and School District 91 private company.

Summary of Provincial Debt

The debt—related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt—related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt—related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer—supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2017		2016	2015	2014	2013
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	109.6	99.3	106.0	106.7	107.8	104.1
Taxpayer—supported	92.4	81.8	91.3	94.1	96.4	93.6

Debt per Capita ($)[2]
Total provincial	14,277	13,864	13,942	13,586	13,244	12,287
Taxpayer—supported	9,117	8,734	9,124	9,043	8,962	8,405

Debt to GDP (percent)[3]
Total provincial	26.6	25.2	26.7	26.4	269	25.1
Taxpayer—supported	17.0	15.9	17.4	17.5	18.2	17.2

Interest Bite (cents per dollar of
revenue)[4]
Total provincial	4.2	3.8	4.7	4.3	4.3	4.4
Taxpayer—supported	3.6	3.2	4.0	3.7	3.7	3.9

Interest Costs ($ millions)
Total provincial	2,607	2,521	2,879	2,525	2,444	2,339
Taxpayer—supported	1,683	1,644	1,892	1,651	1,583	1,600

Interest Rate (percent)[5]
Taxpayer—supported	3.9	3.9	4.5	4.0	4.0	4.4

Revenue Factor for Key Indicators ($ million)
Total provincial[6]	61,738	66,344	61,590	58,956	56,281	53,637
Taxpayer—supported[7]	46,763	50,736	46,806	44,518	42,613	40,775

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2017		2016	2015	2014	2013
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total Provincial	67,690	65,883	65,292	62,920	60,693	55,816
Taxpayer—supported[8]	43,227	41,506	42,727	41,880	41,068	38,182

Provincial GDP ($ millions)[9]	254,839	261,808	244,990	238,726	225,794	222,565

Population (thousands at July 1)[10]	4,741	4,752	4,683	4,631	4,583	4,543

1Figures for prior years have been restated to conform with the presentation used for 2016/17 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2017 divided by population at July 1, 2016).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2017 divided by 2016 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2016 is used for the fiscal year ended March 31, 2017). As nominal GDP for the calendar year ending 2016 is not available, the 2016 GDP projected in February 2017 has been used for the fiscal year ended March 31, 2017 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2016 is used for the fiscal year ended March 31, 2017). Preliminary population figures are presented as published for the year noted.

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2017

	2017	2017	2016
	Target	Actual	Actual

Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer—supported debt to GDP ratio[2]	17.0%	15.9%	17.4%
Taxpayer—supported debt service costs as a percentage of revenue[2]	3.6%	3.2%	4.0%

1Performance target presented in the Ministry of Finance 2017/18—2019/20 Service Plan, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer—supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line—by—line basis. Inter—entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line—by—line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self—supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self—supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non—discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non—financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self—supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2016/17

Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee
BC Hydro	British Columbia Hydro and Power Authority
BCHMC	British Columbia Housing Management Commission
BCRC	British Columbia Railway Corporation
BCT	British Columbia Transit
BCTS	British Columbia Timber Sales
BTAA	Budget Transparency and Accountability Act
CPA	Chartered Professional Accountant
CRF	Consolidated Revenue Fund
FAA	Financial Administration Act
FRAS	Financial Reporting and Advisory Services
FTE	Full—time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)
GDP	Gross domestic product
GRE	Government reporting entity
ICBC	Insurance Corporation of British Columbia
IFRS	International Financial Reporting Standards
MLA	Members of the Legislative Assembly
Moody’s	Moody’s Investors Service
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OCI	Other comprehensive income
P3	Public private partnership
PSAB	Public Sector Accounting Board
PSAS	Public Sector Accounting Standards
SCBCTA	South Coast British Columbia Transportation Authority
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets
UBC	University of British Columbia
UVIC	University of Victoria

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